Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

DATED AS OF MAY 18, 2026

BY AND AMONG

COPPERPOINT INSURANCE COMPANY,

BOSTON OMAHA CORPORATION,

DAVID HERMAN,

and

ROBERT THOMAS

i

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of May 18, 2026 by and among COPPERPOINT INSURANCE COMPANY, an Arizona insurance company (“Buyer”), BOSTON OMAHA CORPORATION, a Delaware corporation (“Parent”), DAVID HERMAN (“Herman”) and ROBERT THOMAS (“Thomas” and together with Parent and Herman, the “Sellers”). Buyer and the Sellers are referred to together as the “Parties.”

RECITALS

WHEREAS, the Sellers are the owners, collectively, of all of the issued and outstanding Equity Interests (the “Company Equity”) of General Indemnity Group, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Company Equity of the Company, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

“Acceptable Financial Assets” means only the following kinds of assets: (a) cash and Cash Equivalents; (b) existing deposits of UCS of cash or securities with Insurance Regulatory Authorities, all of which securities are rated as “investment grade” by the Securities Valuation Office of the National Association of Insurance Commissioners and constitute permissible investments under the insurance laws of the State of Nebraska; and (c) assets held in UCS’s portfolio as of the date hereof which Buyer and the Sellers have previously agreed shall be deemed to be Acceptable Financial Assets for purposes of this Agreement.

“Account” or “Accounts” means, including with respect to each customer, former customer or prospective customer of the Business (including any such customers accessed through Insurance Agents that are independent contractors and any upline partners, including any field marketing organizations), collectively, any and all rights (a) to receive revenue, commissions, fees, income, or payments and any other entitlements and rights of every kind and nature whatsoever to receive money or payments with respect to such particular Person, and (b) the goodwill and business relationship with such Person.

“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to, in a single transaction or series of related transactions, any (a) acquisition of the assets of a Company Party, (b) acquisition of beneficial ownership of any capital stock or securities of a Company Party or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a Company Party, in each case, other than the Transactions.

“Action” means action, administrative enforcement, audit, investigation, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, dispute, controversy, examination, order or other proceeding of any nature, whether administrative, civil or criminal, at law or in equity, by or before any Governmental Authority or arbitration tribunal.

“Affiliate” means, with respect to any Person, at any relevant time, any other Person controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership of other ownership interests or by Contract or otherwise. For the purposes of this Agreement, Affiliate shall not include Magnolia Capital Fund, LP or The Magnolia Group, LLC, except with respect to Sections 4.10(a)(xx), 4.10(d), 4.11, 4.13(b), 6.2(y), 6.3, 6.6, 6.9, 12.4(a) and 12.4(c).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and other similar applicable anti-corruption or anti-bribery laws.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local statute, constitution, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to such Person. All citations to Applicable Law shall include any amendments or any substitute or successor provisions thereto.

“Applicable Tax Law” means any Applicable Law of any nation, state, region, county, locality, municipality or other jurisdiction relating to Taxes, as defined below, including regulations and other official pronouncements of any Governmental Authority or political subdivision of such jurisdiction charged with administering such Applicable Law.

“Approvals” means the Buyer Approvals and the Seller Approvals.

“Assets and Properties” means all assets or properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) as now operated, owned, or leased, including cash, Cash Equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures, goodwill, and going concern value.

“Authorized State” means each state as of the Closing Date in which a Company Party holds an Insurance License.

“BBIA” means Boss Bonds Insurance Agency, LLC.

“Benefit Plan” means any welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) or bonus, incentive, deferred compensation, equity or equity-based compensation, employment, consulting, severance, change in control, retention, termination, fringe benefit, welfare, or other compensation or benefit plan, program, policy, agreement or arrangement, in each case.

“Books and Records” means (a) originals or copies of all Tax Returns filed since January 1, 2022 (or, for any such Company Tax Return filed as a member of any consolidated, combined, unitary or similar group, Tax Returns on a pro forma basis for the Company used in the preparation of such Tax Returns), Insurance Licenses, minute books, stock certificates and stock transfer ledgers, records, files, books and operating data, invoices, documents, papers and agreements (including those contained in computerized storage media), databases, manuals and other materials, whether in print, electronic or other media, customer lists, sales data and information, supplier lists, mailing lists, active and inactive customer Contracts, lead boxes, contents of lead boxes and other prospect materials, Confidential Information, equipment maintenance records, books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research, referral sources, creative materials, advertising materials, promotional materials, studies, reports, client or broker information and files, client or broker lists, prospective client or broker lists, files, books and operating data, policy expiration information, correspondence and other similar documents and records and other research materials and contract documents; and (b) all personnel files and records, including any benefits information, relating to any employees of the Company Group, and similar files relating to independent contractors, in each case relating to the Company Parties and in the possession or control of the Sellers, the Company Parties or any of their respective Affiliates; provided, that Parent may redact any confidential information from the Books and Records that does not pertain to the Company Parties.

“Business” means any and all business of any kind or nature conducted by or through a Company Party prior to the Closing Effective Time, including (a) any surety business activity or activities comprising all or part of surety insurance or reinsurance business, (b) the marketing, underwriting, issuance, administration, sale, distribution, solicitation, negotiation or payment of surety bonds, whether such bonds are contract or commercial in nature, and any other services or functions relating thereto and (c) any technology solutions developed by a Company Party or its Representatives in connection with the Business, including web solutions, mobile applications, policy administration, claims and/or billing systems created on proprietary platforms or on other platforms (including SalesForce).

“Business Day” means a day other than Saturday, Sunday, or any other day on which the principal commercial banks located in Arizona or Massachusetts are authorized or obligated to close under Applicable Law.

“Buyer Fraud” means the actual, intentional and knowing common law fraud under Delaware law in the making of the representations and warranties of Buyer set forth in Article V of this Agreement (as qualified by the Buyer Disclosure Schedules), the Buyer Disclosure Schedules, any Related Agreement or any certificate delivered by or on behalf of Buyer pursuant to Section 9.1 or Section 9.2. Buyer Fraud specifically excludes equitable fraud or constructive fraud of any kind (including based on constructive knowledge or negligent misrepresentation).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and applicable rules, requests, guidelines, directives, or any subsequent legislation issued in connection with the SARS-Cov-2 or COVID-19 pandemic, regulations thereunder or issued by the Small Business Administration or any other Governmental Authority in connection therewith, as in effect from time to time.

“Carriers” means the insurance carriers that issue and underwrite insurance policies sold by BBIA and its Insurance Agents, including any insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, discount plan provider (whether risk bearing or otherwise), reinsurer, Lloyd’s of London syndicate, ancillary employee benefit carrier, state fund or pool, or other risk bearing or risk assuming entity or association in which any insurance, reinsurance or bond has been placed or obtained or that issues or provides any Policies.

“Carrier Contract” means any Contract between BBIA and any Carrier pursuant to which BBIA (directly or through any Insurance Agent) solicits, negotiates or sells Policies issued by such Carrier or collects or receives premiums or fees paid for such Policies.

“Cash Equivalent” means United States Treasury obligations or senior corporate debt obligations issued by entities rated “AAA” or its equivalent by one or more nationally recognized rating organizations, in each case having a remaining term to maturity as of the last Business Day preceding the Closing Date of less than ninety (90) days.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Closing Option Payment” means the portion of the Closing Cash Payment paid to the Employee Sellers in respect of the membership interests subject to, or received upon exercise of, the Company Options.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means any and all Contracts between UCS and its customers for which the Subject Bonds have been issued whereby Persons have pledged, assigned or otherwise transferred assets to guarantee obligations under Subject Bonds or Indemnity Agreements.

“Company Parties” means the Company and the Company Subsidiaries.

“Company Plan” means any Benefit Plan sponsored, maintained, contributed to or required to be maintained or contributed to by a Company Party or to which a Company Party has any actual or contingent liability; provided, however, that a PEO Plan shall not be considered to be a Company Plan.

“Company Option” means any option to purchase membership interests of the Company.

“Company Subsidiaries” means each of UCS and BBIA.

“Contract” means every binding contract, agreement, arrangement, commitment, understanding, indenture, lease or sublease, purchase order, note, bond, mortgage and promise, whether made orally or in writing, including any amendments, modifications, supplements and other changes thereto.

“Deficiency” means any nonrenewal or suspension or any material limitation, restriction or impairment (other than those that apply generally to insurance agencies or surety insurers currently doing business in an Authorized State on an admitted basis or excess and surplus line basis, as applicable) of an Insurance License that restricts the ability of a Company Party to conduct business under such Insurance License (including with respect to any line(s) of authority set forth therein, or permitted by, such Insurance License as of the date hereof).

“Employee Sellers” means Herman and Thomas.

“Environmental Law” means any Applicable Law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any Applicable Law pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Interests” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity, (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interest, (c) stock appreciation, phantom stock, equity participation or similar rights, and (d) securities convertible into or exercisable or exchangeable for any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person treated at a relevant time as a single employer with Parent pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code or a member of a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit B, by and among Buyer, the Sellers and the Escrow Agent.

“Form A” means the filing made by Buyer with the Nebraska Department of Insurance to seek approval of the Transactions contemplated by this Agreement.

“Governmental Authority” means any court, arbitrator, department, commission, board, bureau, agency, entity, office, tribunal, instrumentality or other body, whether federal, state, local, foreign or other, including any Insurance Regulatory Authority.

“Indebtedness” means, with respect to any Person at any particular time, (a) obligations for borrowed money, in respect of loans or advances, or pursuant to credit cards (other than charges incurred in the ordinary course of business consistent with past practice; (b) obligations evidenced by any note, debenture, or other similar instrument or debt security; (c) obligations of any other Person guaranteed in any manner by such Person; (d) obligations under swaps, hedges, interest rate protection agreements or similar instruments; (e) obligations in respect of letters of credit and bankers’ acceptances, or performance or other bonds, issued for the account of such Person; (f) obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof or insurance premium financing, live-out payments and earn-out payments, in each case, whether contingent or otherwise, as obligor or otherwise; (g) obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (h) obligations arising from the redemption of equity or other securities; (i) all accrued interest, prepayment premiums, penalties, expenses or other amounts due related to any of the foregoing; and (j) guarantees of any indebtedness of a third party of the type described in the foregoing clauses (a) through (i).

“Indemnified Taxes” means, collectively, (i) Taxes of each Company Party for any Pre-Closing Period; (ii) Taxes of any Person other than a Company Party for which such Company Party is liable by reason of: (A) Treasury Regulations Section 1.1502-6 or by any other corresponding or similar state, local or foreign provision, by virtue of having been a member of any affiliated, consolidated, combined, or unitary group prior to the Closing or (B) as a transferee or successor, by Contract or by Applicable Tax Law, in any such case as a result of an event or transaction occurring before the Closing; (iii) Taxes of the Sellers, including Transfer Taxes pursuant to Section 7.3; (iv) any Section 338(h)(10) Election Taxes (as defined in Section 7.2(a)) and (v) Taxes arising out of or with respect to the receipt, retention, or return of collateral amounts by a Company Party prior to the Closing, including any adjustments arising from any related accounting method changes made prior to the Closing; provided, that, for all purposes of this Agreement, the parenthetical language in clause (i) of the flush paragraph at the end of Section 4.20 (beginning “other than”) and in clause (iii) of Section 11.3(g) (beginning “except”) shall not apply in case of any treatment or position in respect of collateral amounts or any computation or reporting of Tax basis, loss and loss adjustment expense reserves, or unearned premium reserves.

“Indemnity Agreements” means any and all Contracts whereby a Person has undertaken to indemnify, reimburse and/or hold harmless a Company Party relating to the Subject Bonds.

“Indemnity Escrow Amount” means $5,250,000.

“Indemnity Escrow Fund” means, at any time, the portion of the Indemnity Escrow Amount then held by the Escrow Agent.

“Independent Accounting Firm” means an independent certified public accounting firm of national standing and reputation, which firm is not (and during the past two (2) years has not been) engaged by either Buyer or the Sellers.

“Insurance Regulatory Authority” means with respect to any state or the District of Columbia, the Governmental Authority charged with the regulation and supervision of the business of insurance (including the regulation and supervision of insurance companies, insurance agencies and any other entities conducting the business of insurance) in such state or the District of Columbia.

“Involuntary Mechanisms” means any guaranty fund, assigned risk plan, fair plan, board, bureau, or other government mandated program or underwriting facility to the extent that any such mechanism assigns to UCS the obligation to underwrite, on a mandatory basis, property and casualty business.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all software, databases, firmware, hardware (whether general or special purpose) and information technology systems, including electronic data processing systems, information systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, and other similar items, including all related documentation used or held for use by the Company Parties in connection with the operation of the Business.

“Knowledge” means, as to any Person, such Person is actually aware of such fact or other matter.

“Knowledge of the Sellers” or similar words, means the Knowledge of the Employee Sellers, Kyle Fowler, Elizabeth McEwan, Kelly Specht, Tony Balzano and Rick Bredow.

“Liabilities” means any and all debts, losses, liabilities, offsets, claims, damages, fines, commitments, Taxes, obligations, payments and accounts payable (including those arising out of any award, demand, assessment, settlement, judgment or compromise relating to any Action) of any kind, character or nature whatsoever, whether absolute, accrued, contingent, vested, determinable or other, and whether known or unknown, and shall include accruals for out-of-pocket costs and expenses (including attorneys’ fees and expenses each reasonably incurred in investigating, preparing or defending any action or proceeding).

“Liens” means any lien (statutory or otherwise), encumbrance, easement, right of way, title defect, security interest, option, pledge, Tax, preference, priority, voting agreement, assessment, levy, right of first refusal, preemptive right, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title, whether imposed by agreement or law.

“Market Value” means (a)(i) in the case of securities (other than Cash Equivalents) listed on an exchange or in an over-the counter market, the closing price on such exchange or market (or the average of the closing bid and asked prices if there is no closing price) plus all accrued but unpaid interest on such securities through the last Business Day preceding the Closing Date if such amount is not already reflected in such closing price (or such bid and asked prices); (ii) in the case of cash or Cash Equivalents, the face amount thereof, plus, to the extent applicable, all accrued but unpaid interest on such Cash Equivalents if such amount is not already paid out or otherwise distributed on the last Business Day preceding the Closing Date; and (iii) in the case of short term treasuries or bonds which are not listed on an exchange or in the over-the-counter market, the fair market value of such securities as reported by Bloomberg, or (b) with respect to any particular asset that by agreement of Buyer and the Sellers is deemed to be an Acceptable Financial Asset, such value as is agreed upon by Buyer and the Sellers.

“Material Adverse Effect” means any condition, change or effect (or series of related conditions, changes or effects) that individually or in the aggregate is or would reasonably be expected to be materially adverse to: (a) the business, operations, condition (financial or otherwise) or results of operations of the Person specified; (b) the validity or enforceability of this Agreement; or (c) the ability of any of the Parties to perform their obligations under this Agreement or any Related Agreement; provided, that none of the following conditions, changes or effects shall be deemed to constitute or shall be taken into account in determining whether there has been a Material Adverse Effect: (i) general conditions in or affecting the industry in which the Company Parties operate; (ii) global or national social or political conditions, including acts of war, sabotage or terrorism or other social or political disruptions, natural disasters, pandemics or epidemics, acts of God or comparable events; (iii) global or national economic or market conditions, including changes in interest rates or in any financial or securities market; (iv) any change in applicable accounting standards or Applicable Laws (or interpretations thereof); (v) the execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions (it being understood that this clause (v) shall not apply with respect to the representations and warranties (in whole or in relevant part) made with respect to the Company Parties in this Agreement or the Related Agreements, the express purpose of which is to address the consequences resulting from, relating to or arising out of the execution, announcement or pendency of this Agreement, the Related Agreements and the Transactions); (vi) the failure, in and of itself, of the Business to meet any projections or projected financial or operating performance targets for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account); or (vii) any specific action taken (or omitted to be taken) by the Company Parties or any Seller: (A) at the express written direction of Buyer as long as such action was taken in a manner consistent with such direction; or (B) that is required to be so taken by the terms of this Agreement as long as such action was taken in a manner consistent with such requirement; provided, however, that, in the case of clauses (i) through (iv), the condition, change, or effect set forth therein does not disproportionately adversely affect the Company Parties, taken as a whole, as compared to other Persons or businesses that operate in the same industry in which the Company Parties operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Materials of Environmental Concern” means any pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products or derivatives (and any fractions thereof), or any other material (or article containing such material) listed or subject to regulation under Applicable Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“NDA” means that certain Non-Disclosure Agreement, dated as of June 6, 2025, by and between the Company and Buyer.

“Nonpublic Information” means any information protected under Privacy and Security Laws and Protections that is not publicly available. This includes business-related information that, if disclosed, could materially harm the Company Parties’ business operations or security, and confidential information of third parties defined as “confidential information” (or similar) under any Contract by which any Company Party is bound.

“Offer Letters” means the offer letters extended by Buyer, dated as of the date hereof, which have been executed on the date hereof by the Employee Sellers.

“Organizational Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Participant” means any current or former director, officer, employee or independent contractor of a Company Party, Parent or any of their respective Affiliates who, as of the Closing Date, provides or, any time prior to the Closing Date, has provided, substantial services with respect to a Company Party.

“PEO” means JustWorks Employment Group LLC.

“PEO Agreements” means the customer service agreements dated January 9, 2018, December 9, 2019 and October 20, 2017, entered into with PEO by each of the Company Parties, inclusive of all exhibits or addenda referenced therein.

“PEO Employee” means a co-employee of the Company Parties and PEO who provides services to the Company Parties pursuant to a contractual relationship.

“PEO Plan” means any Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by PEO or an Affiliate of PEO to provide compensation or benefits to any current or former PEO Employee or any beneficiary or dependent thereof.

“Permitted Accounting Practices” means any individual deviations from the NAIC Accounting Practices and Procedures Manual or state-specific practices required by the Nebraska Department of Insurance requiring prior approval of the Nebraska Department of Insurance to be used in preparing Statutory Statements.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Personal Information” means (a) any information that, either by itself or in combination with other information reasonably available to the Company Parties, could reasonably be used to identify an individual or such information that describes, relates to, or is or could reasonably be linked to an identified individual; and (b) any information defined under applicable Privacy and Security Laws and Protections as “personal data,” “personally identifiable information,” “personal information,” “personal health information,” “PII” or similar term.

“Policy” means any insurance policy, annuity, discount health plan, contract, binder, or certificate and all riders, endorsement, amendments and applications to such policy, contract, binder or certificate, and all amendments, applications, brochures, illustrations and certificates pertaining thereto.

“Post-Closing Period” means, with respect to any Company Party, any Tax Period (as defined below) beginning on the day after the Closing Date and the portion of any Straddle Period (determined in accordance with Section 7.2(a)(iii)) beginning on the day after the Closing Date.

“Pre-Closing Period” means, with respect to any Company Party, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period (determined in accordance with Section 7.2(a)(iii)) ending on the Closing Date.

“Privacy and Security Laws and Protections” means, in each case: (a) all Applicable Laws related to data security or Processing Personal Information, including, to the extent applicable to the Company Parties, the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; and U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq., in each case in respect of their provisions related to data security or Processing Personal Information; and (b) industry or operational standards related to data privacy and/or data security and/or Processing Personal Information or Processing Nonpublic Information to which the Company Parties are legally or contractually bound.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy and Security Laws and Protections) or action performed on any data or Personal Information.

“Related Agreements” means the Escrow Agreement and the Offer Letters.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, financial advisors and third-party administrators.

“SAP” means the statutory accounting practices applicable to UCS under Applicable Law and/or required or permitted by the Insurance Regulatory Authority of the State of Nebraska.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the United Kingdom Foreign, Commonwealth & Development Office, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Securities Act” means the Securities Act of 1933 as amended, or any rules and regulations promulgated thereunder.

“Seller Fraud” means, with respect to a Seller, the actual, intentional and knowing common law fraud under Delaware law in the making of the representations and warranties of such Seller set forth in Article III or Article IV (each as qualified by the Seller Disclosure Schedules), the Seller Disclosure Schedules, any Related Agreement, or in any certificate delivered by or on behalf of such Seller pursuant to Section 8.1 or Section 8.2. Seller Fraud specifically excludes equitable fraud or constructive fraud of any kind (including based on constructive knowledge or negligent misrepresentation).

“Seller Group” means that group of affiliated companies filing federal income Tax Returns on an affiliated, consolidated, combined or unitary basis of which Parent or any of its Affiliates (other than a Company Party) is the common parent.

“Seller Group Return” means any Tax Return for a Seller Group or any member thereof (other than separate and pro forma Tax Returns for any Company Party).

“Straddle Period” means, with respect to any Company Party, any Tax Period that begins on or before and ends after the end of the day on the Closing Date.

“Subject Bonds” means each of the bonds or undertakings written by or on behalf of UCS in force on or prior to the Effective Time (or reinstated in accordance with their terms after the Effective Time) and classified as “surety business” by the Surety and Fidelity Association of America’s Manual of “Rules, Procedures and Classification for Fidelity, Forgery, and Surety Bonds” and irrespective as to whether such bonds are further classified as “contract surety bonds” or “non-contract surety bonds.”

“Tax” or “Taxes” means any and all federal, state, county or local or foreign taxes, including  all net income, gross income, profits, gross receipts, excise, value added, real or personal property, sales, premium, ad valorem, withholding, social security, social insurance, retirement, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, gains, transfer, recording, escheat, abandoned or unclaimed property for which the Person has an obligation to turn such abandoned or unclaimed property over to the relevant Governmental Authority, customs duty, capital stock, disability, registration, alternative or add-on minimum and other taxes of any kind whatsoever, imposed by any Tax Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision or instrumentality thereof that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

“Tax Returns” means any or all returns, information returns, declarations, reports, statements and other documents filed or required to be filed in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, including any amendments, schedules, attachments or supplements to any of the foregoing.

“Transaction Expenses” means any and all (a) unpaid legal, accounting, tax, actuarial, financial advisory and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completion the Transactions contemplated hereby (including any amounts owed to any actuaries, consultants, auditors, accountants, attorneys, brokers or investment bankers) and (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions (including any applicable payroll, employment or other Taxes payable with respect to such payments).

“Transactions” means the purchase and sale of the Company Equity and each other transaction contemplated by this Agreement and the Related Agreements.

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code. All citations to the Treasury Regulations shall include any amendments or any substitute or successor provisions thereto.

“UCS” means United Casualty and Surety Insurance Company.

ARTICLE II
SALE AND PURCHASE

Section 2.1.    Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to Buyer, the Company Equity, free and clear of all Liens, and such purchase and sale of the Company Equity will be effective as of the Closing Effective Time.

Section 2.2.    Purchase Price.

The total aggregate consideration for the Company Equity purchased by Buyer from the Sellers (the “Purchase Price”) shall be an amount equal to Eighty-Four Million Three Hundred and Eight Thousand Seven Hundred and Fifty-Seven Dollars and Sixty-Eight Cents ($84,308,757.68), subject to adjustment as set forth in Section 7.2 herein.

Section 2.3.    Closing.

(a)    Unless another date or time is mutually agreed upon by the Parties in writing, the closing of the Transactions herein (the “Closing”) will take place on the third (3rd) Business Day after the last of the conditions set forth in Article VIII and Article IX hereof (other than those to be satisfied at the Closing) have been satisfied or waived. The Closing will occur remotely by the exchange of documents and signatures in “.pdf” format. The Parties agree that the actual date of the Closing is referred to herein as the “Closing Date,” and that the purchase and sale of the Company Equity shall be effective as of the Closing Effective Time.

(b)    At the Closing, (i) the Parties shall deliver the documents and certificates required to be delivered by Article VIII and Article IX hereof; (ii) the Sellers shall deliver, or cause to be delivered, to Buyer, all of the Company Equity (free and clear of all Liens), together with executed consents, terminations and assignments, including assignments of the certificates representing the Company Equity and other instruments of consent and conveyance in form and substance reasonably satisfactory to Buyer, sufficient to convey to Buyer good and marketable title to the Company Equity and to preserve the Assets and Properties of the Company Parties; (iii) Buyer shall pay the Sellers, in cash, an amount (the “Closing Cash Payment”) equal to the Purchase Price, less the Indemnity Escrow Amount, less the Transaction Expenses, (iv) Buyer shall deposit the Indemnity Escrow Amount into an escrow account established pursuant to the Escrow Agreement, (v) Buyer shall wire funds, on behalf of the Sellers and/or the Company, in an amount equal to the total Transaction Expenses to such accounts designated by the Sellers and (v) the NDA shall automatically terminate and shall be of no further force or effect. The Closing Cash Payment, the Indemnity Escrow Amount and the Transaction Expenses shall be remitted by Buyer by wire transfer of immediately available funds to the applicable accounts (and, in case of the amounts payable to Sellers, in such proportions and amounts) as are designated by the Sellers and Escrow Agent, which designation shall occur at least two (2) Business Days prior to the Closing Date; provided that the portion of the Closing Cash Payment constituting the Closing Option Payment shall not be paid directly to the Sellers and shall instead be paid through the Company’s applicable payment and payroll processing procedures and subject to any applicable withholdings and deductions.

(c)    The Parties agree that the Sky Harbour Distribution shall be treated as made pursuant to a plan of complete liquidation of the Company (within the meaning of Code Section 332) in connection with the Transactions in one integrated transaction and that this Agreement and the Related Agreements, together with the Section 338(h)(10) Election, shall constitute a plan of complete liquidation adopted by the Parties.

Section 2.4.    Withholding.

Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any Applicable Tax Law; provided, however that Buyer shall use commercially reasonable efforts to give the Company and the Sellers notice not less than three Business Days before effecting any Tax withholding, and the Parties shall cooperate to minimize any required withholding, and any compensatory payment made under this Agreement (including payments in respect of Company Options and payments from the Indemnity Escrow Fund) shall be paid through the Company’s payroll processes (less any applicable withholdings or deductions). To the extent any such amounts are so deducted or withheld and timely paid to the proper Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall provide to the Sellers copies of any forms reporting such deduction or withholding and supporting documentation evidencing the payment of such amount to the proper Governmental Authority.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

Except as otherwise set forth in the disclosure schedules of the Sellers attached to this Agreement (the “Seller Disclosure Schedules”), each Seller, severally and not jointly and severally, represents and warrants to Buyer that each of the statements contained in this Article III is true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case, such representations and warranties shall be true and correct as of such date) as follows:

Section 3.1.    Organization.

Such Seller, if not a natural person, is a corporation duly organized, validly existing and in good standing under the laws of its State of formation.

Section 3.2.    Authority.

Such Seller has the full power and authority, corporate or otherwise, to execute and deliver this Agreement, and to execute and deliver all of the Related Agreements to which such Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions hereby and thereby. Without limiting the foregoing, such Seller has the full and unrestricted power and authority to sell, assign, transfer and deliver the Company Equity owned by such Seller to Buyer upon the terms and subject to the conditions of this Agreement. This Agreement constitutes, and the Related Agreements to which such Seller is a party, when executed and delivered by such Seller, will constitute, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to (a) bankruptcy, insolvency, rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement and the Related Agreements by such Seller, and the consummation of the Transactions, have been duly authorized by such Seller (and, as applicable, the governing body thereof).

Section 3.3.    No Conflict.

The execution and delivery of this Agreement and each of the Related Agreements to which such Seller is a party, and the performance of such Seller’s obligations hereunder or thereunder, (a) if such Seller is not a natural person, will not cause a violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Organizational Documents of such Seller; (b) assuming the receipt of Seller Consents, will not cause a violation or breach of or require the consent, notice or other action by any Person, and will not conflict with or constitute a default under (with or without notice or lapse of time or both), any debt instrument, security agreement, deed of trust, franchise, or any other Contract binding upon such Seller; and (c) assuming the receipt of the Seller Approvals, will not conflict with or violate any Applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Seller. Except as set forth on Schedule 4.4 or Schedule 4.5, the execution and delivery of this Agreement and the Related Agreements, and the consummation of the Transactions, by such Seller do not and will not require the approval of any other Person or Governmental Authority.

Section 3.4.    Capitalization.

Such Seller is the sole record and beneficial owner of the Company Equity listed on Schedule 4.6(a) as being owned by such Seller. Such Seller owns and has good and valid title to such Company Equity, free and clear of any Lien (except for restrictions on transfer imposed by applicable securities laws and the Company’s Organizational Documents), and, upon the delivery of and payment for such Company Equity at the Closing as provided for in this Agreement, Buyer shall acquire ownership of such Company Equity, and receive good and marketable title to such Company Equity, free and clear of any Lien (except for restrictions on transfer imposed by applicable securities laws).

Section 3.5.    Brokers or Finders.

Except as set forth on Schedule 3.5, such Seller has not incurred, nor will such Seller incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

Section 3.6.    Absence of Other Warranties.

Except as and to the extent expressly set forth in this Article III, the Seller Disclosure Schedules in any certificate delivered by such Seller pursuant to this Agreement or a Related Agreement or in any Related Agreements, such Seller does not make any representation or warranty, express or implied at law or in equity, with respect to such Seller, the Company Equity, the Business or the Company Parties and such Seller expressly disclaims any liability and responsibility for any statement or information not contained in this Agreement, the Seller Disclosure Schedules, the Related Agreements or in any certificate delivered by such Seller at the Closing pursuant to this Agreement and/or the Related Agreements, whether such statement or information is made or communicated orally or in writing, to Buyer or any of its Affiliates or any of their respective Representatives (including any opinion, information, projection, statement or advice provided by such Seller or any of its Affiliates (including the Company Parties) and their respective Representatives in connection with this Agreement, the Related Agreements or the Transactions); provided, that the foregoing shall not, in any way, limit Buyer’s or its Affiliates’ ability to pursue and recover from a Seller in the event of Seller Fraud. Without limiting the foregoing, Buyer acknowledges that any estimates of future financial results, including revenues, loss estimates and profitability of the Company Parties or the Business based upon any financial statements, business plans, projections or other financial information provided to Buyer or any of its Affiliates or any of their respective Representatives by or on behalf of any or all of the Sellers, their Affiliates (including the Company Parties) or their respective Representatives are inherently uncertain and subject to a variety of variables which are difficult or impossible to predict, and that no representation or warranty has been or is being made with respect to any projections, forecasts, business plans, estimates or budgets delivered or made available to Buyer or its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY PARTIES

Except as otherwise set forth in the Seller Disclosure Schedules, each Seller, jointly and severally, represents and warrants to Buyer that each of the statements contained in this Article IV is true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case, such representations and warranties shall be true and correct as of such date) as follows:

Section 4.1.    Organization.

(a)    The Company is an insurance holding company duly organized as a limited liability company, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its Assets and Properties in the manner in which such Assets and Properties are now owned, leased and operated and to carry on the Business.

(b)    Each of the Company Subsidiaries are duly organized, validly existing, and in good standing under the laws of their respective States of formation and have all requisite corporate power and authority to own, lease and operate its Assets and Properties in the manner in which such Assets and Properties are now owned, leased and operated and to carry on the Business.

(c)    Prior to the date hereof, Parent has provided or otherwise made available to Buyer true and complete copies of each of the Organizational Documents of the Company Parties, including all amendments thereto.

(d)    The Company does not do, and during the five (5) years prior to the Closing Date the Company has not done, any business under any name other than “General Indemnity Group, LLC”.

(e)    Each Company Party is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required for the conduct of the Business.

(f)    No Company Party is “commercially domiciled” under the Applicable Laws of any state related to insurance.

(g)    Except as set forth on Schedule 4.1(g), the minute books of each Company Party have been provided or otherwise made available to Buyer and are complete and accurate in all material respects and all signatures or representations thereof included therein are the genuine signatures or representations thereof of the persons whose signatures are required thereon.

Section 4.2.    Authority.

Each Company Party has the full power and authority, corporate or otherwise, to execute and deliver all of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions hereby and thereby. This Agreement constitutes, and the Related Agreements to which any Company Party is a party, when executed and delivered, will constitute, the valid and binding obligations of such Company Party, enforceable against such party, as applicable, in accordance with their respective terms, subject to (a) bankruptcy, insolvency, rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement and the Related Agreements by each Company Party, as applicable, and the consummation of the Transactions, have been duly authorized by the governing body of such Company Party.

Section 4.3.    No Conflict.

The execution and delivery of this Agreement, any Contract to which any Company Party is a party, and each of the Related Agreements to which any Company Party or Seller is a party, and the performance of their respective obligations hereunder or thereunder, (a) will not cause a violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Organizational Documents of any Company Party; (b) assuming the receipt of Seller Consents, will not cause a violation or breach of or require the consent, notice or other action by any Person, and will not conflict with or constitute a default under (with or without notice or lapse of time or both), any debt instrument, security agreement, deed of trust, franchise, or any other Contract binding upon any Company Party or any of the Assets and Properties of any Company Party; (c) will not result in the creation or imposition of any Lien, equity or restriction in favor of any third party upon any of the Assets and Properties of any Company Party and (d) assuming the receipt of Seller Approvals, will not conflict with or violate any Applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over any Company Party or Seller, or any of the Assets and Properties of any Company Party.

Section 4.4.    Seller Consents.

Schedule 4.4 contains a full and complete list of all material consents and approvals of third parties (other than consents and approvals of Governmental Authorities, including Insurance Regulatory Authorities, which are the subject of Section 4.5 hereof) required, under any Contract or otherwise, to be obtained by any Company Party or the Sellers in connection with the execution and delivery of this Agreement and each of the Related Agreements to which it is a party, as applicable, and the performance of their respective obligations hereunder and thereunder (the “Seller Consents”). Except as set forth on Schedule 4.4 or Schedule 4.5, the execution and delivery of this Agreement and the Related Agreements, and the consummation of the Transactions, by the Company Parties do not and will not require the approval of any other Person or Governmental Authority.

Section 4.5.    Seller Approvals.

Except as set forth on Schedule 4.5 (the items listed on such Schedule 4.5 being herein referred to as the “Seller Approvals”) and such consents, approvals and authorizations that Buyer is required to make or obtain pursuant to this Agreement (including the Buyer Approvals), no Seller nor Company Party is required to submit any notice, report or other filing with, and no consent, approval or authorization is required, in connection with the execution, delivery, consummation or performance by each Seller and Company Party of this Agreement or the consummation of the Transactions by any Governmental Authority (including any Insurance Regulatory Authority).

Section 4.6.    Capitalization; Subsidiaries.

(a)    All of the Equity Interests of the Company are as set forth on Schedule 4.6(a). The Sellers, collectively, own and have good and valid title to all of the Company Equity, free and clear of any Lien (except for restrictions on transfer imposed by applicable securities laws and the Company’s Organizational Documents), and, upon the delivery of and payment for the Company Equity at the Closing as provided for in this Agreement, Buyer shall acquire ownership of the Company Equity, and receive good and marketable title to the Company Equity, free and clear of any Lien (except for restrictions on transfer imposed by applicable securities laws and under the Company’s Organizational Documents). All of the Company Equity is and has been validly authorized and issued. There are no Equity Interests of the Company issued or outstanding other than the Company Equity.

(b)    Except as set forth on Schedule 4.6(b), there are no (i) securities convertible into or exchangeable for any of the Company Party’s Equity Interests; (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Company Party or securities which are convertible into or exchangeable for Equity Interests of any Company Party; or (iii) Contracts of any kind relating to the issuance, sale or transfer of any Equity Interests of any Company Party, any such convertible or exchangeable securities or any such options, warrants or other rights other than this Agreement. The Company Equity is not the subject of any voting trust or other agreement restricting or otherwise relating to the voting, dividend rights or dispositions of the Company Equity. None of the Company Equity was issued in violation of the preemptive right of any Person or any Contract or Applicable Law by which the Company at the time of issuance was bound.

(c)    The Company is the sole record and beneficial owner of all of the equity interests of the Company Subsidiaries. Except for the Company Subsidiaries and the Equity Interests held by UCS in Sky Harbour Group Corporation that are to be distributed to Parent prior to the Closing pursuant to Section 8.17, the Company does not hold any Equity Interests (including options, warrants, rights, commitments or agreements to acquire such equity interest) in any Person (other than with respect to portfolio investments made in the ordinary course of business) and does not otherwise possess, directly or indirectly, the power to control or direct or cause the direction of the management or policies of any Person.

(d)    No Company Party is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.7.    Statutory Statements; Financial Matters.

(a)    Parent has provided or made otherwise available to Buyer a true, correct and complete copy of the annual statutory financial statement for UCS for the years ended December 31, 2023, 2024 and 2025 and the quarterly statutory statements for UCS for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025. All of such annual and quarterly statutory financial statements referred to herein, and all notes, certificates and opinions related thereto, are referred to collectively as the “Statutory Statements.” Parent has provided or made otherwise available to Buyer a true, correct and complete copy of: (i) the financial segment reports of the Company in the Parent’s Quarterly Report on Form 10-Q for the three, six and nine months ended September 30, 2025 and the Parent’s Annual Report on Form 10-K for the years ended December 31, 2023, 2024 and 2025 and (ii) the unaudited balance sheet of the Company as of March 31, 2026 (the “Interim Balance Sheet”). All such financial statements referred to in the immediately preceding sentence are referred to collectively as the “GAAP Financial Statements.” Except as disclosed therein, the GAAP Financial Statements (A) were derived from and are consistent with the Books and Records of the Company Parties, (B) were prepared, in all material respects, in accordance with all Applicable Law and GAAP consistently applied during the periods involved, (C) were prepared in compliance with the internal controls of the Company Parties and (D) present fairly, in all material respects, the financial position and operating results of the Company as of the respective dates and for the respective periods referred to therein.

(b)    The Statutory Statements (i) were derived from and are consistent with the Books and Records of the Company Parties, (ii) were prepared, in all material respects, in accordance with all Applicable Law and SAP consistently applied during the periods involved, (iii) were prepared in compliance with the internal controls of the Company Parties, and (iv) present fairly, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, surplus as regards policyholders, change in surplus as regards policyholders and cash flows of UCS as of the respective dates and for the respective periods referred to in the Statutory Statements. No material deficiencies have been asserted in writing by any Insurance Regulatory Authority with respect to any Statutory Statement which has not been cured, waived or otherwise resolved to the material satisfaction of the Insurance Regulatory Authority and which have been expressly disclosed to Buyer as such. The exhibits and schedules included in the Statutory Statements are fairly stated in all material respects. Each Statutory Statement complied (or will comply) in all material respects with Applicable Law when so filed and no deficiency has been asserted in writing with respect to the Statutory Statements by any Insurance Regulatory Authority.

(c)    All Permitted Accounting Practices granted with respect to UCS by any Insurance Regulatory Authority and utilized in the preparation of the Statutory Statements are expressly set forth in the Statutory Statements.

(d)    There are no material impairments on any Scheduled Investments other than (i) impairments reflected in the Statutory Statements or (ii) impairments related to the value of the Equity Interests in Sky Harbour Group Corporation (held by UCS).

(e)    The Company Parties maintain a system of internal accounting controls and procedures, sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the manner in which the Statutory Statements and the GAAP Financial Statements are prepared and to maintain asset accountability; and (iii) access to assets is permitted in accordance with management’s general or specific authorization.

(f)    The Sellers have provided to Buyer all written actuarial reports and studies with respect to the Business prepared for the Sellers and/or the Company Parties by any third-party actuarial consultant (the “External Actuarial Analyses”) and all actuarial reports prepared by the Company Parties or Parent with respect to the Business and provided to any Governmental Authority (the “Company Actuarial Analyses”), in each case, since December 31, 2022, and all attachments, opinions, certifications, addenda, supplements and modifications thereto. No actuary (independent or otherwise) has withdrawn its External Actuarial Analysis or Company Actuarial Analysis, or issued any new report, errata or other update or supplement with respect to the Business that has not been provided to Buyer, nor has any actuary provided written notice that the External Actuarial Analyses or Company Actuarial Analyses are inaccurate or incomplete in any material respect. All Company Actuarial Analyses were based upon informed judgment and were prepared in all material respects in conformity with sound actuarial principles and methodologies in effect at such time, consistent with SAP consistently applied. The information and data furnished by the Company Parties to their independent actuaries in connection with the preparation of the External Actuarial Analyses were accurate and complete in all material respects as of the date so delivered. The insurance loss reserves (including reserves for incurred but not reported losses) contained in the Statutory Statements: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles and methodologies in effect at such time; (ii) are in compliance in all material respects with the requirements of Applicable Law and all Contracts to which the Company Parties are a party; and (iii) have been computed on the basis of methodologies consistent in all material respects with SAP and, except as set forth on Schedule 4.7(f), have been computed on the basis of methodologies consistent with those methodologies used in computing the corresponding reserves in the prior fiscal years, except in each case as otherwise noted in such Statutory Statements and notes thereto included in such Statutory Statements. The Company Parties have maintained the premium, loss and loss adjustment expense reserves (including reserves for incurred but not reported losses) with respect to the Policies in an amount not less than the reserves required by SAP, and the terms of the Policies and, to the Knowledge of the Sellers, conforming to United States Actuarial Standards of Practice. Notwithstanding the foregoing, the Sellers make no representations or warranties with respect to, and nothing contained in this Agreement is intended or shall be construed to be a representation or warranty, express or implied, of the Sellers in respect of (A) the adequacy or sufficiency of reserves, or (B) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.

(g)    Parent has made available to Buyer true and complete copies of all analyses and reports submitted by the Company Parties to any applicable Insurance Regulatory Authority or A.M. Best during the past twelve (12) months relating to risk-based capital calculations. Such analyses and reports were true and accurate in all material respects as of the respective dates in which such analyses and reports were prepared. Since its acquisition by Boston Omaha Corporation on December 7, 2016, UCS has not suffered a decrease in its risk-based capital to the “Company Action Level.”

(h)    Except as set forth on Schedule 4.7(h), all of the receivables of the Company Parties (including accounts receivable, loans receivables and advances), whether or not reflected on the Statutory Statements or the Interim Balance Sheet, and all such receivables which will have arisen since the date of such Statutory Statements or Interim Balance Sheet, are valid and genuine and have arisen solely from bona fide transactions in the ordinary course of business consistent with past practices. The Company Parties are not currently experiencing any unusual delays or difficulties in collecting any such receivables in the ordinary course of business and neither the Company Parties nor its employees have entered into any agreement extending or postponing the payment of any such receivables, except in the ordinary course of business, consistent with past practices.

(i)    Schedule 4.7(i) sets forth a complete list of all Indebtedness of the Company Parties as of March 31, 2026, other than trade accounts payable and other accrued current liabilities that are both (i) arising in the ordinary course of business consistent with past practice and (ii) not exceeding $100,000 in each case or $150,000 in the aggregate. No Company Party is in material breach of or in material default under any Contract relating to Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

Section 4.8.    No Undisclosed Liabilities.

(a)    Except as set forth in Schedule 4.8(a), UCS is not subject to any material liability, whether absolute, contingent, accrued or otherwise, that is required by SAP to be included on the face of a balance sheet and which is not so shown on the Statutory Statements as of December 31, 2025, except for (i) policyholder benefits and claims payable in the ordinary course of business and consistent with past practices under insurance, reinsurance, and similar Contracts for periods after December 31, 2025, (ii) liabilities incurred after December 31, 2025 in the ordinary course of business consistent with past practice that do not exceed $25,000 in each case or $100,000 in the aggregate for a particular obligee, and (iii) liabilities or obligations incurred as specifically contemplated in connection with the transactions contemplated by this Agreement or the Related Agreements.

(b)    Except as set forth in Schedule 4.8(b), no Company Party is subject to any material liability, whether absolute, contingent, accrued or otherwise, that would be required to be reflected on a balance sheet of such Company Party prepared in accordance with GAAP and which is not so shown on the Interim Balance Sheet, except for (i) policyholder benefits and claims payable in the ordinary course of business and consistent with past practices under insurance, reinsurance, and similar Contracts for periods after December 31, 2025, (ii) liabilities incurred after December 31, 2025 in the ordinary course of business consistent with past practice that do not exceed $25,000 in each case or $100,000 in the aggregate for a particular obligee, and (iii) liabilities or obligations incurred as specifically contemplated in connection with the transactions contemplated by this Agreement or the Related Agreements.

Section 4.9.    Regulatory Filings.

(a)    Except as set forth on Schedule 4.9(a), the Company Parties have timely filed all material reports, statements, documents, registrations (including registrations with applicable Insurance Regulatory Authorities as a member of an insurance holding company system), filings, notices or submissions, and any supplements or amendments thereto (collectively, the “Regulatory Filings”) required to be filed by the applicable Company Party with any Governmental Authority since January 1, 2023. The Sellers have provided or otherwise made available to Buyer true and complete copies of all Regulatory Filings filed since January 1, 2023. Such Regulatory Filings (i) complied in all material respects with Applicable Law when filed, (ii) did not contain any misstatements of material fact or omissions of a material facts necessary to make the statements made not misleading in light of the circumstances in which they were made, and (iii) no deficiencies have been asserted in writing by any Insurance Regulatory Authority with respect to any Regulatory Filing. Except as disclosed on Schedule 4.9(a), no fine or penalty has been imposed on any Company Party by any Insurance Regulatory Authority since January 1, 2023.

(b)    The Sellers have provided to Buyer copies of all examination reports, correspondence, reports of investigations, inquiries and other similar reports or inquiries relating to the Company Parties received from any Insurance Regulatory Authority or other Governmental Authority since January 1, 2023. Except as set forth on Schedule 4.9(b), all deficiencies or violations noted in such examination reports have been resolved to the satisfaction of the applicable Insurance Regulatory Authority or other Governmental Authority without any enforcement action being taken against the applicable Company Party.

(c)    Except as set forth on Schedule 4.9(c), no Company Party has received written notice of any investigation or examination by any Insurance Regulatory Authorities in progress involving any Company Party, nor has any Company Party received written notice that any such investigations or examinations pending or scheduled.

Section 4.10.    Contracts.

(a)    Except as set forth in Schedule 4.10(a) and excluding any Policies, none of the Company Parties is party to or bound by any of the following Contracts that are in effect as of the date hereof:

(i)    any financing, loan agreements, deeds of trust, Contracts relating to Indebtedness for borrowed money and guarantees of the foregoing;

(ii)    Contracts (other than a PEO Plan), pursuant to which: (A) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), (B) a Company Party is, or may become, obligated to make any severance, termination, termination indemnity or redundancy, retention, change in control, gross-up or similar payment to any employee; and (C) a Company Party is, or may become, obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any employee;

(iii)    any joint venture, partnership or similar Contracts;

(iv)    any purchase and/or sale Contracts for acquisitions or divestitures of businesses or material assets of the Business;

(v)    any (A) program administrator, third-party administrator, or managing general agent Contracts, or (B) agent, broker, producer or adjuster Contracts delegating insurance underwriting or claims authority;

(vi)    any employment Contracts (other than standard offer letters that do not contain any binding obligations of the Company);

(vii)    any material consulting Contracts under which the Company Parties paid in calendar year 2025, or expect to pay in calendar year 2026, $25,000 or more;

(viii)    any material advertising or marketing Contracts under which the Company Parties paid in calendar year 2025, or expect to pay in calendar year 2026, $25,000 or more;

(ix)    any license Contracts for the use of software under which the Company Parties paid in calendar year 2025, or expect to pay in calendar year 2026, $25,000 or more (other than off-the-shelf licenses);

(x)    any Contract that the Company Parties paid in calendar year 2025, or expect will lead to payments by a Company Party, in calendar year 2026, in excess of $25,000 and that is not terminable upon notice of sixty (60) days or less (other than (A) off-the-shelf software licenses, (B) commission-based agreements, and (C) those listed elsewhere in this Section 4.10 as Material Contracts);

(xi)    any Contracts related to the Business that: (A) grant exclusive rights to license, market, sell or deliver any product, asset or service; (B) contain a “most favored nation” or “most favored customer” or similar provision in favor of the other party or (C) grant to any Person preferential rights to purchase any of the Assets or Properties of a Company Party;

(xii)    any non-competition or non-solicitation Contract or any other Contract that limits in any material respect the manner in which, or the jurisdictions in which, any business of a Company or the Business written by a Company Party is or could be conducted or the types of business that a Company Party or the Business written by a Company Party conducts or may conduct;

(xiii)    any Contract with a Governmental Authority;

(xiv)    any Contract for the purchase or lease of real property or other material asset (excluding investment portfolio assets);

(xv)    any Contract that binds a Company Party to any exclusive business arrangements;

(xvi)    all Contracts with respect to Intellectual Property, including (A) Contracts with current or former employees, consultants, or contractors involved in the development of any Intellectual Property regarding the development, ownership, use, protection or nondisclosure of any Intellectual Property, and (B) any Contract relating to the licensing of, or the granting of any rights (including any covenant not to sue or otherwise enforce) with respect to, any Intellectual Property by a Company Party from or to a third party (except licenses for commercially available, unmodified, off-the-shelf software purchased or licensed for less than a total cost of $25,000 on an individual basis entered into by a Company Party in the ordinary course of business);

(xvii)    any Contract involving an amount of $25,000 or more that provides for the indemnification of any Person or the assumption of any liability of any Person (except that the foregoing shall not be construed to include indemnification obligations to a third party that arise out of a breach by a Company Party of a third-party Contract or any Contract the primary purpose of which is not indemnification entered into in the ordinary course of business consistent with past practice);

(xviii)    any capital maintenance, “keep well” or similar Contract pursuant to which a Company Party has agreed or is otherwise obligated to maintain the capital or surplus of UCS at predetermined levels or contribute capital or surplus or any other amount to UCS;

(xix)    all Contracts relating to the payment of referral fees or other similar payments (other than commissions) based upon the sale of Policies in connection with the Business of a Company Party;

(xx)    all Contracts involving any resolution or settlement of any actual or threatened Action (A) that imposes any continuing non-monetary obligation on a Company Party or the Business, (B) the performance of which involve payments by a Company Party or the Business after the Closing Date or (C) that was entered into since January 1, 2022 with any current or former director, manager, officer or employee of a Company Party or its respective Affiliates;

(xxi)    any Contract that prohibits the payment of dividends or making of distributions by UCS, prohibits the pledging of the capital stock of a Company Party or prohibits the issuance of any guarantee by UCS; or

(xxii)    any commission-based Contract (including shared commissions) that the Company Parties paid in calendar year 2025, or expect will lead to payments by a Company Party, in calendar year 2026, in excess of $50,000 and that is not terminable upon notice of sixty (60) days or less.

Each Contract required to be disclosed on Schedule 4.10(a) shall be a “Material Contract”.

(b)    Each Material Contract (accurate and complete copies of which have been delivered to Buyer) constitutes a legal, valid and binding obligation of the applicable Company Party and, to the Knowledge of the Sellers, each other party thereto, enforceable in accordance with its terms and are in full force and effect. Except as provided in Schedule 4.10(b):

(i)    each of the Company Parties and, to the Knowledge of the Sellers, each other party to the Material Contracts has performed in all material respects the obligations required to be performed by it, and each of the Company Parties and, to the Knowledge of the Sellers, each other party to the Material Contracts is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder;

(ii)    each of the Material Contracts and the performance thereunder by the Company Parties is, and has been during the term thereof, in compliance with Applicable Law in all material respects;

(iii)    no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (A) result in a violation or breach by a Company Party of any of the provisions of any Material Contract in any material respect, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract (including the right to accelerate the maturity or payment in full of any Indebtedness), (C) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to cancel, terminate or modify any Material Contract (excluding any non-renewal of a Material Contract which expires by its terms), or (E) give any Person the right to make a claim for indemnification under any Material Contract;

(iv)    Since January 1, 2025, none of the Company Parties has received any written or, to the Knowledge of the Sellers, oral notice regarding (A) any actual or alleged violation of, breach of or default under any Material Contract in any material respect, or (B) any intent to amend, cancel, modify, accelerate, terminate or adversely affect any material benefit of a Company Party under any Material Contract in any material respect;

(v)    Since January 1, 2025, none of the Company Parties has waived any of its material rights under any Material Contract; and

(vi)    no Person is renegotiating or has a right pursuant to the terms of any Material Contract to unilaterally modify any amount paid or payable under any Material Contract or any other material term or provision of any Material Contract.

(c)    Schedule 4.10(c) sets forth all Contracts relating to reinsurance, retrocession, coinsurance or similar arrangements currently in effect to which any Company Party is a party and/or pursuant to which there are outstanding obligations owed to or from the applicable Company Party (the “Reinsurance Agreements”) and lists all related reinsurance trust agreements, letters of credit and other documents and instruments with respect to any collateral securing such reinsurance obligations. The Sellers have delivered to Buyer true and complete copies of all Reinsurance Agreements, in effect as of the date hereof. There are no unresolved Actions pending or, to the Knowledge of the Sellers, threatened with respect to any material amounts recoverable or payable by a Company Party pursuant to any Reinsurance Agreement. No reinsurer that is an Affiliate of the Company Parties and, to the Knowledge of the Sellers, no other reinsurer, in each case, under any of the Reinsurance Agreements is the subject of any formal rehabilitation, liquidation, conservatorship, receivership, or similar proceeding or insolvent. Each Reinsurance Agreement is a legal, valid and binding obligation of the applicable Company Party and, to the Knowledge of the Sellers, each other party thereto, and is enforceable against the applicable Company Party, and, to the Knowledge of the Sellers, each other party thereto, in accordance with its terms. Neither the Company Parties nor, to the Knowledge of the Sellers, any of the other parties to any Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement. Except as set forth in Schedule 4.10(c), there are no pending or, to the Knowledge of the Sellers, threatened Actions with respect to any Reinsurance Agreement. To the Knowledge of the Sellers, there does not exist any event, condition (other than general economic conditions) or omission that would cause any Reinsurance Agreement to no longer be a legal, valid and binding obligation of the Company Parties, or result in the termination of any Reinsurance Agreement following the Closing. With respect to each Reinsurance Agreement, (i) there has been no separate agreement, amendment or endorsement between any Company Party and any other party to such Reinsurance Agreement that would reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, (ii) for each such Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of Statement of Statutory Accounting Principal No. 62R or similar principal (“SSAP No. 62R”), applicable SAP or any Applicable Law, documentation, if already in existence, concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Authority, (iii) each of the Company Parties complies and has complied in all material respects with all applicable requirements set forth in SSAP No. 62R, applicable SAP and Applicable Law with respect to such Reinsurance Agreement and (iv) each of the Company Parties, as applicable, has appropriate controls in place to comply with the provisions of SSAP No. 62R, applicable SAP and Applicable Law in all material respects.

(d)    Schedule 4.10(d) sets forth all intercompany Contracts or other arrangements between or among a Company Party, on the one hand, and any Seller or any of the Sellers’ Affiliates (other than the Company Parties), on the other hand (the “Intercompany Contracts”) other than (i) intercompany Reinsurance Agreements listed on Schedule 4.10(c), and (ii) any Contract that will be terminated without Liability as of or prior to the Closing Date. The Sellers have provided or otherwise made available to Buyer a true and complete copy of each Intercompany Contract listed on Schedule 4.10(d).

(e)    Except as set forth on Schedule 4.10(e), no group of customers of a Company Party or Persons writing, selling, or producing insurance business for or to a Company Party, that individually or in the aggregate accounted for five percent (5%) or more of the premium or revenue of the programs administered by such Company Party for the year ended December 31, 2025, has terminated or expressly threatened in writing to terminate its relationship with such Company Party.

Section 4.11.    Intercompany Accounts.

Schedule 4.11 contains a complete list of all intercompany balances as of March 31, 2026, including loans and advances and commitments with respect thereto, in respect of any Company Party on the one hand, and any Seller or any of the Sellers’ Affiliates on the other hand.

Section 4.12.    Real Property; Environmental Matters.

(a)    No Company Party owns, and, during the period of each Seller’s ownership of the Company, no Company Party has owned any real property. Schedule 4.12(a)(i) contains a list of all current leases, subleases, ground leases, licenses, concession, occupancy or similar agreements regarding the right to use or occupy real property to which any Company Party is a party (collectively, the “Leases”). The Leases are in full force and effect and, as of the date hereof, none of the Company Parties has received a written notice of default or termination with respect to any of the Leases. Except as set forth in Schedule 4.12(a)(ii), there has not occurred any event nor has any Company Party received any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach by any Company Party of, or default by any Company Party in, the performance of any material covenant, agreement or condition contained in any Lease, and to the Knowledge of the Sellers, no party under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease.

(b)    Each Company Party has complied since December 7, 2016 and is in compliance, in each case, in all material respects with all applicable Environmental Laws. To the Knowledge of the Sellers, no Company Party has Liabilities or obligations arising from the storage or release of any Materials of Environmental Concern into the environment and there have been no storage or releases of any Materials of Environmental Concern into the environment at or from any parcel of real property or any facility formerly owned, operated or controlled by any Company Party, or any other owner, operator or lessee of such property or facility. No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or threatened in writing by, any Governmental Authority or other party with respect to any (i) alleged violation of any Environmental Law by any Company Party, or (ii) alleged failure to have any environmental permit, certificate, license, approval, registration or authorization required under Environmental Law in connection with the conduct of the Business.

Section 4.13.    Personal Property; Condition of Assets.

(a)    Each Company Party has good and marketable title to all of its Assets and Properties, including all such properties (tangible and intangible) reflected in the Statutory Statements, free and clear of all Liens, except those described in Schedule 4.13 and Liens for current Taxes not yet due or payable or being contested in good faith through appropriate proceedings; provided, in either case, that adequate reserves therefor have been recorded on the Statutory Statements in accordance with SAP. None of the Company Parties’ Assets and Properties is subject to any restrictions with respect to the transferability thereof, and the applicable Company Party’s title thereto will not be impaired in any way by the Transactions.

(b)    All items of tangible personal property owned, leased or currently used by a Company Party are in good operating condition and repair, reasonable wear and tear and customary obsolescence excepted, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The tangible personal property owned or leased by a Company Party, together with all other properties and assets of the Company Parties, are sufficient for the conduct of the operations of the Company Parties as currently conducted and constitute all of the rights, property and assets necessary to conduct the Business as currently operated. No Person, including any Seller or any of their respective Affiliates, has any claim to, or right, title or interest in, any of the tangible personal property owned by a Company Party or currently used by a Company Party in the conduct of such Company Party’s business operations.

(c)    The Assets and Properties of the Company Parties collectively constitute all of the assets, properties and rights currently owned, controlled or used, directly or indirectly, to conduct the Business and are sufficient to conduct the Business in substantially the same manner (in all material respects) as the Business is being conducted as of the date hereof.

Section 4.14.    Bank Accounts; Guaranties; Powers of Attorney.

(a)    Schedule 4.14(a) sets forth a true and complete list of all bank accounts, including escrow accounts, of the Company Parties, together with the names of Persons authorized to draw thereon. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

(b)    Schedule 4.14(b) contains a correct and complete list of all guarantees by, or other contingent obligations of, the Company Parties showing the parties and amounts involved and the expiration dates thereof.

(c)    Schedule 4.14(c) contains a correct and complete list of all outstanding powers of attorney or any liabilities or obligations as guarantor, surety, co-signer or endorser.

Section 4.15.    Insurance.

Schedule 4.15 constitutes a full and complete list of all in-force policies of insurance maintained by the Company Parties or by a Seller or any of its Affiliates to which a Company Party is a beneficiary or named insured (the “Insurance Policies”). The Insurance Policies are in full force and effect with all premiums due thereon paid. No written notice of pending or threatened cancellation or termination has been received with respect to any such Insurance Policy. Except as specifically disclosed on Schedule 4.15, (a) there are no claims currently pending under the Insurance Policies by or on behalf of any Company Party; and (b) no claims have been asserted by or on behalf of a Company Party under any of the Insurance Policies or relating to a Company Party’s Assets and Properties or to its Business since January 1, 2023.

Section 4.16.    Employees and Benefit Plans.

(a)    Schedule 4.16(a) contains a true, correct and complete list of each PEO Employee who is providing services to the Company Parties as of the date hereof along with each such PEO Employee’s name, work location, job title, date of hire, exempt or non-exempt classification under the Fair Labor Standards Act, hourly rate or annual base salary (as applicable), target annual bonus level (if applicable), employment status as active or inactive (including type of leave), and annual incentive compensation opportunity for 2024, 2025 and 2026 (whether payable in cash or equity). All persons employed in connection with the business of the Company Parties are PEO Employees.

(b)    No Company Party is a party to or bound by any collective bargaining agreement. There is no proceeding filed or activity otherwise, to the Knowledge of the Sellers, currently underway wherein any labor union or organization or representative thereof is seeking to represent or organize, or claiming to be the exclusive bargaining agent for, any employee or group of employees. There are no pending or threatened (in writing), strikes, lockouts work stoppages or any other material labor disputes against a Company Party, nor have there been any such strikes, lockouts, work stoppages or material labor disputes in the past five (5) years. There are no grievances or unfair labor practice charges pending against a Company Party before the National Labor Relations Board or any other Governmental Authority with respect to any employee of a Company Party.

(c)    The Company Parties are, and have been during the past five (5) years, in compliance in all material respects with Applicable Law relating to employment or labor, including those related to fair employment practices, hiring, promotion and termination, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, meal and break periods, privacy, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes.

(d)    During the past five (5) years, each Company Party has duly complied in all material respects with, and each of its facilities, assets, and property are in compliance in all material respects with, the provisions of the federal Occupational Safety and Health Act, as amended (or any corresponding or similar provision of state, local or foreign Applicable Law). Except as set forth on Schedule 4.16(d), during the past five (5) years there has not been, and there are not any currently outstanding, citations, notices, or orders of noncompliance under the federal Occupational Safety and Health Act, as amended (or any corresponding or similar provision of state, local or foreign Applicable Law), relating to any Company Party.

(e)    The Sellers have made available a true, correct and complete list of each Person that provides services to a Company Party as an independent contractor. Each such independent contractor is and has been for the last five (5) years or such lesser period of engagement with a Company Party properly classified as an independent contractor, except to the extent any misclassification would not result in any material Liability to Buyer or a Company Party. To the extent that the Company Parties or the Sellers have utilized independent contractors in conjunction with the Business, those independent contractors have been properly classified as independent contractors in accordance with Applicable Law. The Sellers are not in breach of any material contractual obligations to any of the Seller Employees.

(f)    Schedule 4.16(f) contains a complete and accurate list of each (i) Company Plan and (ii) PEO Plan. No Company Plan provides for pension benefits or qualifies as a pension benefit plan (as defined in Section 3(2) of ERISA). The Sellers have made available to Buyer a correct and complete copy of, to the extent applicable, with respect to each Company Plan, (A) such Company Plan, except for employment offer letters, in which case only forms of such agreements have been made available to Buyer; (B) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (C) the most recent summary plan description and any material modification thereto; (D) for the most recent completed plan year, a copy of all applicable nondiscrimination testing; and (E) for the five (5) most recent years, all correspondence with the IRS, the U.S. Department of Labor, the Pension Benefit Guarantee Corporation, or any other Governmental Authority regarding the operation or administration of any Company Plan. With respect to each PEO Plan, the Company Parties have made available to Buyer correct and complete copies of the summaries or summary plan descriptions of each such PEO Plan and the adoption or participation agreements to the extent provided to the Company Parties by the PEO or entered into by the Company Parties or any ERISA Affiliate.

(g)    Except as set forth on Schedule 4.16(g), each Company Plan (and any related trust or other funding vehicle) has been maintained, operated, funded, and administered in all material respects in compliance with (i) all Applicable Law, including ERISA and the Code and (ii) the terms of such Company Plan. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Plan. No audit or other action by the DOL, the PBGC, the IRS or any other Governmental Authority is pending or, to the Knowledge of the Sellers, threatened (including any routine requests for information from the PBGC and/or routine claims for benefits) with respect to any Company Plan. For each PEO Plan that is intended to satisfy the provisions of Section 401(a) of the Code, the Company Parties have provided to Buyer a copy of the favorable determination letter or, for a prototype or volume submitter PEO Plan, opinion letter, from the IRS issued to the PEO to such effect.

(h)    No Company Party nor its ERISA Affiliates sponsors, maintains, contributes to, or has any actual or contingent liability (including on behalf of an ERISA Affiliate) with respect to any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or is otherwise a defined benefit pension plan (including any multiemployer plan (as defined in Sections 3(37) or 4001(a)(3) of ERISA)). Buyer’s acquisition of the Company will not cause Buyer to incur any liability under Title IV of ERISA or Section 412 of the Code relating to the pre-Closing benefit plans of any Company Party or its ERISA Affiliates.

(i)    None of the Company Plans provides for post-employment or post-service health or other welfare benefits except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or other Applicable Law (and for which the covered Person pays the full cost of coverage). No Company Party has incurred any Liability in respect of post-employment health, medical or life insurance benefits for any current or former employee of a Company Party, except as may be required under COBRA or other Applicable Law and at the sole expense of the employee or former employee (except as required to be paid for by the employer under the American Rescue Plan Act of 2021). Schedule 4.16(i) identifies each former employee who is currently receiving post-employment coverage under COBRA or other Applicable Law.

(j)    Except as set forth on Schedule 4.16(j), the consummation of the Transactions (either alone or in conjunction with any other event) will not: (i) result in any payment to any Participant of money or other property; (ii) accelerate the time of payment or vesting or funding or increase the amount of compensation or benefits due to any Participant from any Seller or any of the Sellers’ ERISA Affiliates or under any Company Plan or PEO Plan; or (iii) except as otherwise contemplated by this Agreement, directly cause in any post-Closing severance payments to any current or former employee of a Company Party. No Participant is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code. The consummation of the Transactions (either alone or in conjunction with any other event) will not result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) with respect to the change of control of the Company Parties contemplated herein.

(k)    In each case, all payments and contributions required to be made by a Company Party under the terms of any Company Plan or PEO Plan or in accordance with Applicable Law have been timely made or properly accrued on the Statutory Statements, and all payments or contributions by a Company Party for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have been paid or properly accrued on the Statutory Statements.

(l)    Except (x) as set forth on Schedule 4.16(l), or (y) for changes to Company Plans made in connection with ordinary course annual renewals, no Company Party has any plan or Contract, whether legally binding or not, and has not announced (orally or in writing) an intention, to create any additional Company Plans or, except as may be required by Applicable Law, to modify, suspend or terminate any Company Plan, except as otherwise provided in this Agreement.

(m)    No employee, officer or director of a Company Party has any pending claim against the Company Parties, except for accrued compensation and reimbursement of expenses that were incurred in the ordinary course of business, substantially consistent with past practice.

(n)    Except as set forth on Schedule 4.17(n), in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee of a Company Party, in each case acting in such capacity, and (ii) no Company Party has entered into any settlement agreement relating to allegations of sexual harassment by any employee of a Company Party.

(o)    Except as set forth on Schedule 4.17(o), each Company Plan and each PEO Plan, can be amended, terminated, or otherwise discontinued after the Closing with respect to the Company Parties and the PEO Employees in accordance with its terms, without material cost or Liability to Buyer, the Company Parties, or any ERISA Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(p)    There are no Actions of which the Company Parties have received any written notice, and to the Knowledge of the Sellers, no Actions are pending or threatened in writing in respect of any of the Company Plans or PEO Plans, by or on behalf any PEO Employee or beneficiary covered under any such Company Plan or PEO Plan, or otherwise involving any such Company Plan or PEO Plan (other than ordinary proceedings for benefits).

Section 4.17.    Insurance Licenses; Regulatory Matters.

(a)    Schedule 4.17(a) hereto contains a true and complete list of all jurisdictions in which each of the Company Parties are licensed to conduct an insurance business (including, with respect to UCS, whether such business was on an admitted or authorized basis or as an approved, qualified or eligible excess and surplus lines carrier (if applicable)) and indicates the line or lines of insurance in which the applicable Company Party is permitted to be engaged with respect to each license therein listed (the “Insurance Licenses”). Except as set forth on Schedule 4.17(a) hereto, (i) no Company Party has received any Deficiency or other notice of suspension, limitation, revocation or termination with respect to any Insurance License; (ii) since January 1, 2023, no Seller has received any written threatened Deficiency action or suspension, limitation, revocation or termination therewith with respect to any Insurance License of a Company Party; (iii) to the Knowledge of the Sellers, there is no basis for such a suspension, limitation, revocation or termination, and (iv) no Action is pending or threatened in writing, against a Company Party or the Sellers by any Governmental Authority. All of the Insurance Licenses are duly issued, valid, in full force and effect and authorize the applicable Company Party to transact the business of insurance as set forth in such Insurance License, without Deficiency, restriction, condition or qualification of any kind other than those restrictions, conditions or qualifications generally applicable to the applicable insurance entity transacting the business of insurance, in one or more of the Authorized States, or as may otherwise be set forth in any such Insurance License. No Company Party transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 4.17(a). Since January 1, 2023, UCS has been considered a “certified company” by the U.S. Department of the Treasury and has adhered to and maintained all financial requirements necessary to obtain a “T-listing” from the U.S. Department of the Treasury and is not aware of any facts, circumstances or matter which would reasonably be expected to result in the loss of such “T-listing” if the U.S. Department of the Treasury was informed of such facts, circumstances or matter.

(b)    There is no Contract in writing, judgment, injunction, order or decree binding upon any Company Party that has or would reasonably be expected to have the effect of prohibiting or materially impairing (i) any business practice of such Company Party, (ii) any acquisition of property by any of the Company Parties or (iii) the conduct of business by such Company Party as currently conducted or as currently proposed to be conducted.

(c)    Schedule 4.17(c) contains a list of all funds, investments or surety bonds required to be maintained by the Company Parties under any Applicable Law relating to insurance in each jurisdiction in which the Company Parties hold an Insurance License, including the amounts thereof and information regarding the location of the funds or the issuer of the surety bond, as applicable.

(d)    Except as set forth on Schedule 4.17(d), no Company Party currently participates in, nor is it required under Applicable Law to participate in, any Involuntary Mechanism.

(e)    Except as set forth in Schedule 4.17(e), all Policies in effect as of the date hereof, are, to the extent required by Applicable Law, on forms approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by Applicable Law for objection, in each case except as would not reasonably be expected to result in a material violation of Applicable Law.

(f)    Except as set forth in Schedule 4.17(f), for all Policies in effect as of the date hereof and any Policies issued in the last three (3) years, the Company Parties have received completed applications and Indemnity Agreements from each bond principal. The Company Parties only accept irrevocable letters of credit, cashiers’ checks or cash or the collateral set forth in Schedule 4.17(f) as collateral for Policies issued. The Company Parties have copies of all executed Collateral Agreements and maintain all cash collateral received in a segregated account, which is clearly identified as a cash collateral account.

(g)    Since January 1, 2023, all benefits due and payable by or on behalf of the Company Parties under all Policies issued, reinsured or entered into by the Company Parties, each as in force, have (in the case of Policies reinsured to other parties, solely to the Knowledge of the Sellers), in all material respects, been paid in accordance with the terms of the Policies under which they arose, and the Company Parties have performed all material obligations required to be performed by it under such Policies, except in each case where payment or performance is disputed in good faith. None of the Company Parties nor any of its Affiliates has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company Parties under any Policy.

(h)    Except as set forth in Schedule 4.17(h), any rates, rules and forms currently in use by the Company Parties that are required to be filed with or approved by any Governmental Authority have been so filed or approved or filed with and not objected to by such Governmental Authorities within the period provided by Applicable Law for objection, and all of the applicable rates, rules and forms currently used by the Company Parties conform thereto, in each case except as would not reasonably be expected to result in a material violation of Applicable Law by the Company Parties.

Section 4.18.    Compliance with Applicable Law.

Except as set forth on Schedule 4.18, since January 1, 2023, each Company Party has operated in material compliance with all Applicable Law. Since January 1, 2023, no Company Party or Seller has received any written notice from any Governmental Authorities alleging any violation of, or failure on the part of a Company Party to comply with, any such Applicable Law. No event has occurred and, to the Knowledge of the Sellers, no condition or circumstance exists, that reasonably would be expected to (with or without notice or lapse of time) constitute or result in a failure of the Company Parties to be in material compliance with any Applicable Law. Except for agreements, understandings or restrictions of general applicability to insurance agencies and surety insurers doing business in one or more of the Authorized States, no Company Party has, since the ownership of such Company Party by the Sellers, operated under or been subject to any written or oral agreement or understanding, formal or informal, with any Governmental Authority that restricts the conduct of such Company Party’s Business or requires it to take, or to refrain from taking, any action.

Section 4.19.    Litigation.

Except as set forth on Schedule 4.19 and except for Actions listed on Schedule 4.24(c), there are no Actions pending or threatened in writing to any Seller or any Company Party against any Company Party or a Company Party’s Assets and Properties or the Business. Except as set forth on Schedule 4.19, no Governmental Authority has issued any order, decree or judgment (other than orders, decrees and judgments of general applicability to insurance agencies or surety insurers doing business in one or more of the Authorized States) which remains in effect and has been issued specifically against any Company Party or such Company Party’s Assets and Properties or the Business.

Section 4.20.    Taxes.

Except as set forth on Schedule 4.20:

(a)    Each Company Party has timely filed or caused to be timely filed all income and other material Tax Returns required to be filed by it, and the Seller Group has timely filed or caused to be timely filed all income Tax Returns required to be filed by it for any Tax Period during which a Company Party was a member of the Seller Group, in each case on or before the date hereof, taking into account any authorized extensions, with the appropriate Tax Authorities.

(b)    All such Tax Returns are true, complete, and correct in all material respects, and all Taxes (whether or not shown on a Tax Return and including income Taxes owed by the Seller Group for any Tax Period during which such Company Party was a member of the Seller Group) which are or were due prior to the date hereof have been timely paid.

(c)    There is no audit, investigation, claim or other proceeding pending or threatened in writing (or to the Knowledge of the Sellers, threatened other than in writing) by any Tax Authority against a Company Party (or the Seller Group for any Tax Period during which a Company Party was a member of the Seller Group with respect to income Taxes) that could become a liability of a Company Party, including any claim by a Tax Authority in a jurisdiction where a Company Party does not file Tax Returns with respect to assertions by such Tax Authority that a Company Party may be subject to Tax in such jurisdiction. There are no outstanding agreements or waivers extending the statutory period of limitations for assessment applicable to any Tax Returns or Taxes of a Company Party (or any income Taxes of the Seller Group for any Tax Period during which a Company Party was a member of the Seller Group), which income Taxes could become a liability of a Company Party, and no request for such agreement or waiver has been filed or is currently pending. Since the date of formation of each Company Party or, if later, the date of such Company Party’s acquisition by the Seller Group, no deficiencies for any Taxes have been proposed, asserted or assessed against such Company Party in writing (or to the Knowledge of the Sellers, threatened other than in writing) by any Tax Authority, and no deficiencies for any income Taxes have been proposed, asserted or assessed in writing against the Seller Group for any Tax Period during which such Company Party was a member of the Seller Group, which income Taxes could become a liability of such Company Party, in each case which have not been fully paid, other than any such deficiencies reflected on Schedule 4.20 that are being contested in good faith by appropriate proceedings and are sufficiently accrued or reserved against in the Statutory Statements.

(d)    All Taxes that a Company Party is required by Applicable Tax Law to withhold or collect in connection with amounts paid or owing to any independent contractor, creditor, shareholder or other third party have been duly withheld or collected and have been paid within the time and in the manner prescribed by Applicable Tax Law to the appropriate Tax Authority, and the applicable Company Party has complied with all material reporting and recordkeeping requirements under Applicable Tax Law related thereto.

(e)    As of the Closing, no Company Party will own, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes.

(f)    There are no Liens for Taxes upon the Assets and Properties of a Company Party except (i) Liens for current Taxes not yet due or payable or (ii) Liens imposed for nonpayment of Taxes which are being contested in good faith by appropriate proceedings; provided, in either case, that adequate reserves therefor have been recorded on the Statutory Statements in accordance with SAP.

(g)    Except for any such agreement or arrangement related to the Seller Group or otherwise as set forth on Schedule 4.20(g), a Company Party is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement relating to Taxes (other than any such agreement or arrangement entered into in the ordinary course of business, the principal purpose of which is not Taxes) and no Company Party nor any predecessor of a Company Party has within the prior seven (7) calendar years been a member of an affiliated, combined, consolidated, or unitary Tax group other than the Seller Group, or has any Liability for the Taxes of any Person other than the Seller Group under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Applicable Tax Law), as a transferee or successor, by operation of Applicable Tax Law, or by Contract (other than any such agreement or arrangement entered into in the ordinary course of business, the principal purpose of which is not Taxes). No power of attorney of a Company Party with respect to Taxes is currently in effect.

(h)    No Company Party is a party to or subject to (i) any “closing agreement” as defined in Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Applicable Tax Law that governs, controls or otherwise relates to any open Tax Period or (ii) any issued, requested, or otherwise outstanding private letter rulings, technical advice memoranda or similar agreements or rulings that relates to Taxes of a Company Party.

(i)    The unpaid Taxes of the Company Parties for all Tax Periods (or portions thereof) ending (A) on or before December 31, 2025 did not, as of such date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet and (B) on or before the Closing Date will not, as of the Closing Date, exceed that reserve as adjusted to reflect the ordinary operations of the applicable Company Party after the date of the Interim Balance Sheet and through the Closing Date in accordance with the past customs and practice of such Company Party in filing its Tax Returns.

(j)    The Seller Group has properly elected to and does file consolidated U.S. federal income Tax Returns with the Company Parties, including for the Seller Group’s taxable year immediately preceding the Seller Group’s current taxable year.

(k)    With respect to each Company Party, since the date of formation of such Company Party or, if later, the date of such Company Party’s acquisition by the Seller Group, such Company Party has not participated or been a “material advisor” or “promoter” (as those terms are or have been defined in Sections 6111 and 6112 of the Code) in: (i) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of Applicable Tax Law); (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code (or any corresponding or similar provision of Applicable Tax Law); or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code (or any corresponding or similar provision of Applicable Tax Law).

(l)     The Company Parties have not within the previous five (5) calendar years constituted either a “distributing corporation” or a “controlled corporation” in (i) a distribution of stock intended to qualify for Tax-free treatment under Sections 355 or 361 of the Code or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m)    For U.S. federal income Tax purposes, each Company Party has been treated as a corporation under subchapter C of the Code since its respective date of formation or, if later, the date of such Company Party’s acquisition by the Seller Group. The Company Parties are not subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business or having engaged in a trade or business or branch operations in such non-U.S. country. The Company Parties have complied with all Applicable Tax Laws relating to transfer pricing. All related-party transactions involving the Company Parties have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local or foreign Law. The Company has not owned an interest in a foreign entity.

(n)    No Company Party is, nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)    The Company Parties have complied with all requirements for any Tax holiday or similar Tax benefit granted by a Governmental Authority to the Company Parties, and no such Tax holiday or similar Tax benefit will terminate or be subject to recapture or clawback by reason of the Transactions.

(p)    The Company Parties have not availed themselves of or claimed any employee retention tax credits under the CARES Act.

(q)    The Company Parties will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period (or portion thereof) ending after the Closing Date as a result of any: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Tax Law) by reason of a change in method of accounting or the use of an improper method of accounting, for a Tax Period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Tax Laws) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue reported on or prior to the Closing Date; or (v) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Tax Law) entered into or created on or prior to the Closing Date.

(r)    UCS (i) is and has always been an “insurance company” as defined in Section 816(a) of the Code and subject to U.S. federal income taxation under Section 831 of the Code, (ii) has computed and reported its Tax basis, loss and loss adjustment expense reserves, and unearned premium reserves in the manner required under Sections 807, 832, 834, and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder, and (iii) has properly accounted for material “specified policy acquisition expenses” as required by Section 848 of the Code. No Company Party has ever issued, assumed, reinsured, modified, exchanged, or sold any policies, contracts, or other products to customers that are intended to or have ever been intended to qualify as a “pension plan contract” within the meaning of Section 818(a) of the Code or were otherwise intended to qualify under Sections 401, 403, 408, 412 or 457 of the Code. All Insurance Policies are treated as insurance for purposes of the Code and are not subject to (i) reallocation, recharacterization or other adjustment under Section 845(a) of the Code or (ii) adjustment arising from a determination that any such policy had or has a significant Tax avoidance effect under Section 845(b) of the Code.

(s)    None of the Company Parties has been or is a “life insurance company” engaged in the business of issuing “life insurance contracts” as defined in Section 7702 of the Code.

(t)    No policy of insurance or reinsurance of the Company Parties is a “specified insurance contract” within the meaning of Section 848(e) of the Code.

(u)    No election has been made with respect to any Company Party under Code Section 835(a) or where a Company Party has made an election under Code Section 835(a), the Company Party was qualified to make such election, complied with the provisions of Code Section 835, and were entitled to any credit claimed under Code Section 835(d).

(v)    No Company Party will be required to pay Taxes after the end of the day on the Closing Date as a result of an election under Section 965(h) of the Code made prior to the Closing.

(w)    None of the assets of the Company Parties (i) secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” within the meaning of Revenue Procedure 2001-28 or (v) will be treated as owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code.

(x)    No Company Party is subject to Tax in any jurisdiction, other than the jurisdiction in which it is organized, by virtue of having, or being deemed to have, employees, a permanent establishment, fixed place of business or similar presence.

         Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.20 or otherwise in this Agreement shall be construed as a representation or warranty (i) on which Buyer (or its Affiliates, including, after the Closing, the Company Parties) can rely in determining any Tax position with respect to (or in preparing any Tax Return for) any Tax period (or portion thereof) beginning after the Closing Date (other than the representations and warranties set forth in Sections 4.20(e), (g), (h), (j), (l), (m), (q), (r), (s), (t), (u), (v), (w) or (x)) or (ii) regarding the amount, usability, value or condition of, or any limitations on, any Tax asset or attribute of the Company Parties after the Closing.

Section 4.21.    Investment Assets.

(a)    Scheduled Investments. Schedule 4.21(a) sets forth a true and complete list of all bonds, stocks, mortgages and other investments of any type owned by the Company Parties as of the date hereof (collectively, the “Scheduled Investments”). The Company Parties have good and marketable title either in its name or in “street name” to each of the Scheduled Investments.

(b)    No Default. Except as set forth on Schedule 4.21(b), none of the Scheduled Investments is currently in default in the payment of principal or interest and no event has occurred which reasonably would be expected to result in a diminution of the value of any investment or security owned by the Company Parties.

(c)    No Liens. Except as set forth on Schedule 4.21(c), there are no Liens on any of the Scheduled Investments, except for those Scheduled Investments deposited with a Governmental Authority.

(d)    Enforcement of Terms. The Company Parties have not taken or omitted to take, any action which would result in the Company Parties being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defense or counterclaim against the right of the Company Parties to enforce the terms of such Scheduled Investment;

(e)    Other Investments. The Company Parties have not (i) purchased or otherwise invested in, or committed to purchase or otherwise invest in, any interest in real property (including any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in, or committed to purchase or otherwise invest in bonds, notes, debentures or other evidences of Indebtedness rated lower than “baa” by Moody’s Investors Service Inc. and “BBB” by Standard and Poor’s Corporation at the time of purchase, (iii) entered into any contract, agreement or arrangement with any affiliate with respect to the purchase or other acquisition, sale or other disposition or allocation of any Scheduled Investment or (iv) entered into any contract, agreement or arrangement with respect to any foreign investment.

Section 4.22.    Conduct in the Ordinary Course; Absence of Certain Changes or Events.

(a)    Except as set forth in Schedule 4.22(a), between January 1, 2025, and the date of this Agreement, there has not been, with respect to the Company Parties, a change in, or effect on, the Business or the Assets and Properties of the Company Parties that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)    Except for the Transactions or as set forth in Schedule 4.22(b), since January 1, 2025, the Company Parties have conducted the Business in all material respects only in the ordinary course, substantially consistent with past practice. Without limiting the generality of the foregoing and subject to the exceptions set forth in the preceding sentence, except as set forth in Schedule 4.22(b), since January 1, 2025, none of the Company Parties have taken any action set forth on in Section 6.2.

Section 4.23.    Agents, Brokers and Complaints.

(a)    Except as set forth on Schedule 4.23(a), since January 1, 2023, all agents, brokers and producers of UCS at any time that such agent, broker or producer wrote, solicited, negotiated sold or produced Policies for a Company Party (each, an “Insurance Agent”) were (i) appointed by UCS in compliance in all material respects with all Applicable Law in the particular jurisdiction in which such Insurance Agent wrote, sold or produced such Policies and (ii) duly licensed as required by Applicable Law in the particular jurisdiction in which such Insurance Agent wrote, solicited, negotiated, sold or produced such Policies for the type of business written, solicited, negotiated, sold or produced. Since January 1, 2023, to the Knowledge of the Sellers, all agents, brokers and producers of UCS and BBIA were duly appointed by any applicable third-party Carriers. Except as set forth on Schedule 4.23(a), BBIA does not transact its Business through any Person other than its Insurance Agents. To the Knowledge of the Sellers, no Insurance Agent is, or has at any time been, in violation of any Applicable Law affecting his, her or its status as an insurance agent, broker or producer. Each Company Party compensates (A) Insurance Agents involved in the solicitation, negotiation, sale or servicing of Policies and (B) service providers who are not licensed insurance agents, brokers or producers, in each case, in compliance with Applicable Law in all material respects. The manner in which the Company Parties compensate their respective Insurance Agents, as applicable, in connection with the sale or servicing of Policies is in compliance with Applicable Law in all material respects and the manner in which each Carrier compensates BBIA for its and its Insurance Agents’ sale or servicing of Policies is in compliance with Applicable Law in all material respects. To the Knowledge of the Sellers, there are no facts or circumstances that might require, nor has any Carrier requested, any reversal, clawback, return or disgorgement of any commissions (including contingent commissions), fees or other compensation previously paid to or accrued as revenue by BBIA pursuant to any Carrier Contract, except in the normal course of business.

(b)    The Company Parties have made available to Buyer a true and complete copy of the standard form Contracts used by each Company Party for the appointment and engagement of Insurance Agents as of the date hereof. Except as set forth in Schedule 4.23(b), there are no side agreements or other Contracts between a Company Party or their Affiliates, on the one hand, and an Insurance Agent, on the other hand, that require payment of compensation with respect to the Policies issued by a Company Party on any basis other than that which is generally consistent in all material respects with the terms of the standard form Contract used by the applicable Company Party for the appointment and engagement of agents as of the date hereof.

(c)    Schedule 4.23(c) sets forth all underwriting and administration agreements where a Company Party has extended binding authority to a managing general agent, subagent, managing general underwriter, program administrator or third-party administrator.

(d)    The Company Parties have provided to Buyer a true and correct (i) list of the commissions paid during 2024 and 2025 pursuant to all Contracts with Insurance Agent (“Agent Contracts”), (ii) except as set forth on Schedule 4.23(d)(ii),  list of the Agent Contracts, and (iii) except as set forth on Schedule 4.23(d)(iii), copies of all standard forms of Agent Contracts used by the Company Parties. Except as set forth on Schedule 4.23(d)(iv) and except for the Agent Contracts, the Company Parties are not party to any in-force agreements providing for compensation or indemnification of Insurance Agents or the provision of financing (whether in form of Contract loans or otherwise) to Insurance Agents. All Agent Contracts are, to the extent required by applicable Law, in forms acceptable to all applicable Governmental Authorities or have been filed with Governmental Authorities with which such Agent Contracts were required to be filed and have been either approved by such Governmental Authorities or not objected to by any such Governmental Authorities within any period provided for objection, except in each case as would not result in a material violation of applicable Law by the Company Parties.

(e)    As of the date hereof, except as set forth in Schedule 4.23(e), there are no outstanding (i) material disputes with Governmental Authorities concerning amounts of commissions or other incentive compensation, (ii) errors and omissions claims against any Insurance Agent relating to the Company Parties, or (iii) material amounts owed by any Insurance Agent to the Company Parties, except such amounts owed in the normal course of business.

(f)    BBIA is not engaging, nor at any time since the acquisition of the Company Parties by the Seller Group, has been engaged, in the business of insurance as a risk-bearing entity in any jurisdiction. BBIA has not sold any Policies in any state in which it was not duly licensed or authorized to sell such Policies.

(g)    BBIA has disclosed to its customers the sources of its compensation, commission rates, its role in the sale of any Policy, the ability for such customers to request further information, any fees received with respect to premium finance arrangements and other information regarding its compensation structure with respect to any Policy sold to a customer as may be required under Applicable Law.

(h)    All applications for Policies received by BBIA have been submitted to each applicable Carrier, including UCS if applicable, in accordance with Applicable Law and all Carrier Contracts.

(i)    Since January 1, 2023, BBIA has not advanced premiums and/or fees on behalf of policyholders until the premiums and/or fees have been paid by the policyholders, nor has BBIA advanced claim payments to policyholders on behalf of Carriers. BBIA has not paid insurance and/or discount plan premiums and/or fees, premium adjustments or other items on behalf of any policyholder except with the authority (express or implied) of the policyholder on whose behalf such payments are purported to have been made.

(j)    No Company Party pays, receives, and since January 1, 2023, has not at any time paid or received, any commissions, fees or other compensation from any Person for such Person providing potential insurance and/or discount plan customers to such Company Party or such Company Party providing potential insurance and/or discount plan customers to such Person, in each case, in violation of any Applicable Law. Except as set forth in Schedule 4.23(j), no Company Party is party to any Contract whereby any part of any commission, fee or other remuneration payable to such Company Party is shared by such Company Party with any third party. No Company Party has paid any commission or customer lead or referral fee to any Person that was required to be licensed as an insurance and/or discount plan agent, broker or producer, and who did not hold such license when such Company Party made such payment or paid any customer lead or referral fee in excess of a nominal customer lead or referral fee or the applicable maximum fixed dollar amount, as applicable.

(k)    Except as set forth in Schedule 4.23(k), BBIA has the sole and exclusive rights to the ownership of all of its Accounts and all Book and Records related to such Accounts, and the right to receive commissions and renewals on such Accounts is the sole property of BBIA (including all rights to renewal commissions) and, following the Closing, will be the sole property of Buyer. No third party has any ownership right or interest (vested or unvested) in any such Books and Records and Accounts in connection therewith.

(l)    Each Insurance Agent that is currently engaged by UCS in such capacity is duly licensed as a resident or non-resident insurance and/or discount plan agent, broker or producer authorized to sell each type of Policy which UCS sells pursuant to any Carrier Contract, and, to the Knowledge of the Sellers, each such license is without any restrictions. To the Knowledge of the Sellers, each Insurance Agent that is currently engaged by a Company Party other than UCS in such capacity is duly licensed and appointed as a resident or non-resident insurance and/or discount plan agent, broker or producer, is authorized to sell each type of Policy which such Company Party sells pursuant to any Carrier Contract and each such license is in full force and effect without any restrictions. Where required by Applicable Law and the Carrier Contracts, each Insurance Agent is duly appointed by the applicable Company Party, and no Carrier has terminated its appointment of any Insurance Agent for cause. Except as set forth on Schedule 4.23(l), to the Knowledge of the Sellers, no current Insurance Agent has: (i) had any insurance and/or discount plan agent, broker or producer license placed in a probation status or suspended, revoked or non-renewed; or (ii) received any written cease and desist or show cause order from, or entered into any Contract with, any Governmental Authority having jurisdiction over the Insurance Agents or Policies or been the subject of any administrative hearing or other Action brought by any such Governmental Authority.

(m)    Schedule 4.23(m) sets forth a true, correct and complete list of each fictitious name, tradename or doing business as name used by any Company Party in any state (each, a “Tradename”). Each Company Party has received the required approval of the Insurance Regulatory Authority in each Authorized State to use each applicable Tradename in the business conducted by such Company Party.

(n)    Except as set forth on Schedule 4.23(n), since January 1, 2023, all Insurance Agents of BBIA were duly licensed as required by Applicable Law in the particular jurisdiction in which such Insurance Agent wrote, solicited, negotiated, sold or produced such Policies for the type of business written, solicited, negotiated, sold or produced.

Section 4.24.    Surety Bonds Issued by UCS, Insurance Reserves and Pending Litigation.

(a)    Schedule 4.24(a) contains a true, accurate and complete list of all in-force commercial surety bonds issued by UCS as of March 31, 2026, and all other contract surety bonds issued by UCS since January 1, 2022.

(b)    Schedule 4.24(b) contains a true, accurate and complete list of UCS’ reserves as of March 31, 2026.

(c)    Schedule 4.24(c) contains a true, accurate and complete list of all pending Actions as of March 31, 2026 related to surety bonds written by UCS.

Section 4.25.    Intellectual Property.

(a)    The Company Parties own or license or are otherwise entitled to exercise all applicable rights under or with respect to all intellectual property (including patents, copyrights, trademarks or service marks) that is used by the Company Parties in connection with the Business. Schedule 4.25(a) lists all patents, registered copyrights, registered and unregistered trademarks, trade names and service marks, and, in each case, all applications therefor (collectively, the “Intellectual Property Rights”) owned by the Company Parties or used in the Business. Schedule 4.25(a) also lists (i) with respect to the Intellectual Property Rights, as applicable, the jurisdictions in which each such matter and registration has been filed, including the respective registration or application numbers and (ii) all material licenses, sublicenses and other Contracts as to which a Company Party is a party and pursuant to which it or any Person owns or is licensed or otherwise authorized or obligated with respect to any Intellectual Property Right and includes the identity of all parties thereto.

(b)    The applicable Company Party is the sole and exclusive owner of, with full right, title and interest in and to (free and clear of any Liens), the Intellectual Property Rights purported to be owned by it, and has the sole and exclusive right in respect thereof and such Company Party is not contractually obligated to pay any compensation to any third party with respect thereto. Except as disclosed in Schedule 4.25(b), to the Knowledge of the Sellers, the conduct of the Business does not currently infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property Rights, and no Company Party or any of the Sellers has received any written notice of any claims or threats that a Company Party’s use of any of the Intellectual Property Rights infringes or otherwise conflicts with any intellectual property rights of any Person.

Section 4.26.    Fiduciary Funds and Obligations.

Except as set forth on Schedule 4.26, each Company Party has treated all premiums and refunds payable to, or otherwise held on behalf of, any broker, insured or insurer, in accordance with Applicable Law. Except as set forth on Schedule 4.26, each Company Party has at all times conducted its business in accordance with fiduciary obligations under the Applicable Law of each state, province or other jurisdiction in which it conducts business. Except as set forth on Schedule 4.26, each premium trust account of each of the Company Parties is and has been, fully funded and maintained in accordance with all Applicable Law, including regarding the separation and accounting of premium trust funds, and the terms and conditions of the Contract (if any) requiring the establishment of such premium trust account. Except as set forth on Schedule 4.26, to the Knowledge of the Sellers, no funds deposited into a premium trust account have ever been withdrawn therefrom for any use other than as permitted under the applicable Contract and Applicable Law.

Section 4.27.    IT Assets; Data Privacy.

(a)    The Company Parties own or have valid and enforceable rights to use all IT Assets as used or held for use by the Company Parties in the operation of the Business as of the date hereof and the Closing, and all of which rights shall survive the consummation of the Transactions indefinitely, in the case of owned IT Assets, or in accordance with the terms of the applicable license, in the case of licensed IT Assets.

(b)    The IT Assets operate and perform substantially in accordance with their documentation and functional specifications in connection with the operation of the Business as of the Closing. To the Knowledge of the Sellers, the IT Assets do not contain any virus, worm, bomb, malware, spyware, “Trojan Horse,” faults, backdoor, disabling device, material defect, undocumented bug, unauthorized code, corruption, or unpatched security vulnerability, and the Company Parties have employed commercially reasonable efforts to ensure they remain free of the same. The Company Parties have implemented reasonable backup, security, software patch and update, and disaster recovery technology, plans and procedures related to the IT Assets. The IT Assets have not malfunctioned or failed in any material respect that remains unresolved.

(c)    The Company Parties and, to the Knowledge of the Sellers, any Person Processing Nonpublic Information on their behalf, have been and are in material compliance with the Company Parties’ related internal and external policies, notices, and Contracts in respect of Processing Nonpublic Information. The Company Parties contractually require all Persons that provide services to the Company Parties, and that Process Nonpublic Information on behalf of the Company Parties, to comply with all applicable Privacy and Security Laws and Protections and the Company Parties’ applicable internal and external policies and notices or materially similar policies and notices of such Persons. The Company Parties and to the Knowledge of the Sellers, any Person Processing Nonpublic Information on their behalf, have been and are in material compliance with applicable Privacy and Security Laws and Protections.

(d)    Except as set forth on Schedule 4.27(d), the Company Parties have made all necessary disclosures to and obtained all necessary consents from applicable Persons that are required by Privacy and Security Laws and Protections to Process Nonpublic Information as currently Processed by or on behalf of the Company Parties and as currently contemplated to be Processed thereby.

(e)    The Company Parties have implemented and maintained the policies and procedures relating to Processing Nonpublic Information listed in Schedule 4.27(e), and the Company Parties are in material compliance with all such policies and procedures. Except as set forth on Schedule 4.27(e), the Company Parties have not received any written notice of, or been threatened in writing with any complaint, audit, proceeding, investigation, or claim by any Person related to or alleging a violation of any Privacy and Security Laws and Protections or any applicable policies, notices, or Contracts to the extent they relate to Nonpublic Information.

(f)    The Company Parties have (A) implemented and maintained reasonable and appropriate technical, organizational and other safeguards designed to protect all Personal Information in their possession or under their control against loss, theft, misuse or unauthorized access, and (B) taken reasonable steps to ensure that Persons who Process Nonpublic Information on their behalf have agreed to safeguard all Nonpublic Information Processed for or on behalf of the Company Parties.

(g)    The Company Parties have not received any ransomware demands with respect to the IT Assets or Nonpublic Information, and to the Knowledge of the Sellers, no Person who Processes Nonpublic Information on the Company Parties’ behalf has received a ransomware demand with respect to Nonpublic Information Processed by or on behalf of the Company Parties. The Company Parties have not paid, nor have they directed the payment of, any ransomware payment to any Person.

(h)    Except as set forth on Schedule 4.27(h), to the Knowledge of the Sellers, there has been no security incident, breach, hack, intrusion or similar event with respect to any IT Assets resulting in any accidental, unlawful or unauthorized access to, or other Processing of, Nonpublic Information (each, a “Security Incident”). None of the Company Parties has notified or has been required or recommended under any Privacy and Security Laws and Protections to notify, any Governmental Authority or any other Person of any Security Incident.

Section 4.28.    A.M. Best Rating.

As of the close of business on the Business Day immediately preceding the date hereof, UCS has been assigned a financial strength rating of “A-” “Excellent” by A.M. Best Company. Since January 1, 2022, A.M. Best Company has not notified UCS in writing that it intends to downgrade UCS’s rating or place any such rating under review with negative implications.

Section 4.29.    Collateral and Indemnity Agreements.

Except as set forth in Schedule 4.29, with respect to each Collateral Agreement and Indemnity Agreement, (a) such Collateral Agreement or Indemnity Agreement is a legal, valid and binding obligation of the insured and each other party or parties thereto, is enforceable by the Company Parties and, to the Knowledge of the Sellers, such other party or parties thereto, in accordance with its terms and is in full force and effect, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (b) such Collateral Agreement or Indemnity Agreement complies with, and has been administered in accordance with, Applicable Law in all material respects, (c) to the Knowledge of the Sellers, no insured is in breach thereof or default thereunder, (d) there does not exist thereunder any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by an insured thereunder, (e) excluding ordinary course of business claims disputes, no party thereto has provided any notice of any intention to terminate such Collateral Agreement or Indemnity Agreement, (f) excluding ordinary course of business claims disputes, no party thereto has repudiated any material provision of such Collateral Agreement or Indemnity Agreement and (g) there is no recovery by a Company Party that such Company Party believes is in doubt, and there is no pending or threatened Action arising under or in connection with any such Collateral Agreement or Indemnity Agreement, which is not contemplated in such Company Party’s loss or salvage reserves. No approval or consent is required to be obtained from, and no notice is required to be provided to, any Person that is a party to any Collateral Agreement or Indemnity Agreement in connection with the consummation of the Transactions.

Section 4.30.    Financial Solvency.

Except as set forth on Schedule 4.30, as of the date hereof and on and immediately after the Closing, assuming that the Buyer Capital Contribution has been consummated, each Company Party is or will be, as applicable, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (a) the present fair market value (or present fair salable value) of the assets of such Company Party is not less than the total amount required to pay the probable Liabilities on its total existing debts and Liabilities (including contingent Liabilities) as they become absolute and matured; (b) such Company Party is able to realize upon its assets and pay its debts and other Liabilities, contingent obligations and commitments as they mature and become due in the normal course of business and (c) such Company Party has not incurred debts or Liabilities beyond its ability to pay such debts and Liabilities as they mature. In computing the amount of such contingent Liabilities at any time, it is intended that such Liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured Liability consistent with past practice and past methodologies for calculating losses and loss reserves.

Section 4.31.    Anti-Corruption Laws and Questionable Payments.

(a)    The Company Parties are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would reasonably be expected to result in a Company Party being designated as a Sanctioned Person. None of (i) any of the Company Parties or any of their respective directors, officers or employees, or (ii) any agent of the Company Parties, is a Sanctioned Person. None of the Transactions will violate Anti-Corruption Laws or applicable Sanctions.

(b)    Neither any Company Party nor, to the Knowledge of the Sellers, any director, officer or other employee of any of the Company Parties has: (i) made any payments or provided services or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Authority with respect to any aspect of the Business of any of the Company Parties or (ii) made any political contributions that would not be lawful under the laws of the United States or the foreign country in which such payments were made. None of the Company Parties have been informed that it is or has been, and, to the Knowledge of the Sellers, no director, officer or other employee of any Company Party is or has been, the subject of any inquiry or investigation by any Governmental Authority in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of any of the Company Parties or with respect to any political contribution.

Section 4.32.    Brokers or Finders.

Except as set forth on Schedule 4.32, no Company Party has incurred, nor will either of them incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

Section 4.33.    Absence of Other Warranties.

Except as and to the extent expressly set forth in this Article IV, the Seller Disclosure Schedules, in any certificate delivered by the Sellers pursuant to this Agreement or a Related Agreement or in any Related Agreements, the Sellers do not make any representation or warranty, express or implied at law or in equity, with respect to the Sellers, the Company Equity, the Business or the Company Parties and the Sellers expressly disclaim any liability and responsibility for any statement or information not contained in this Agreement, the Seller Disclosure Schedules, the Related Agreements or in any certificate delivered by the Sellers at the Closing pursuant to this Agreement and/or the Related Agreements, whether such statement or information is made or communicated orally or in writing, to Buyer or any of its Affiliates or any of their respective Representatives (including any opinion, information, projection, statement or advice provided by the Sellers or any of their Affiliates (including the Company Parties) and their respective Representatives in connection with this Agreement, the Related Agreements or the Transactions); provided, that the foregoing shall not, in any way, limit Buyer’s or its Affiliates’ ability to pursue and recover from the Sellers in the event of Seller Fraud. Without limiting the foregoing, Buyer acknowledges that any estimates of future financial results, including revenues, loss estimates and profitability of the Company Parties or the Business based upon any financial statements, business plans, projections or other financial information provided to Buyer or any of its Affiliates or any of their respective Representatives by or on behalf of any or all of the Sellers, their Affiliates (including the Company Parties) or their respective Representatives are inherently uncertain and subject to a variety of variables which are difficult or impossible to predict.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise set forth in the disclosure schedules of Buyer attached to this Agreement (the “Buyer Disclosure Schedules”), Buyer represents and warrants to the Sellers that each of the statements contained in this Article V is true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case, such representations and warranties shall be true and correct as of such date) as follows:

Section 5.1.    Organization.

Buyer is an Arizona insurance corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Buyer is properly classified as a C corporation for federal and applicable state and local Tax purposes.

Section 5.2.    Authority.

Buyer has full power and authority, corporate or otherwise, to execute and deliver this Agreement and any applicable Related Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement constitutes, and each Related Agreement to which Buyer is a party, when executed and delivered, will constitute, the valid and binding obligation of Buyer, as applicable, enforceable against Buyer in accordance with their respective terms, subject to (a) bankruptcy, insolvency, rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery by Buyer of this Agreement and any Related Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Buyer and, except as set forth on Schedule 5.5, such execution and delivery do not require the approval of any other Person or Governmental Authority.

Section 5.3.    No Conflict.

The execution and delivery of this Agreement and each Related Agreement to which it is a party by Buyer, and the performance of its obligations hereunder or thereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Organizational Documents of Buyer and (b) assuming receipt of the Buyer Approvals, will not conflict with or violate any Applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Buyer or its Assets and Properties which would, either individually or in the aggregate, cause a Material Adverse Effect.

Section 5.4.    Investment Representation.

Buyer is acquiring the Company Equity for its own account for investment purposes only and not for purposes of, or with a view to, offer or sale in connection with, any distribution. Buyer understands and acknowledges that none of the Company Equity have been registered or qualified under the Securities Act or under any securities laws of any state of the United States, in reliance upon specific exemptions thereunder for transactions not involving any public offering. Buyer agrees not to sell, transfer or otherwise dispose of any of the Company Equity except in accordance with the requirements of the Securities Act and any applicable state securities laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Equity and is capable of bearing the economic risks of such investment.

Section 5.5.    Governmental Consents.

Except as set forth on Schedule 5.5 (the items listed on such Schedule 5.5 being herein referred to as the “Buyer Approvals”) and such consents, approvals and authorizations that the Sellers or a Company Party is required to make or obtain pursuant to this Agreement, Buyer is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required, in connection with the execution, delivery, consummation or performance by it of this Agreement or the consummation of the Transactions contemplated hereby by any Governmental Authority (including any Insurance Regulatory Authority).

Section 5.6.    Brokers or Finders.

Except as set forth on Schedule 5.6, Buyer has not incurred, nor will Buyer incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby.

Section 5.7.    Financing.

Buyer has, as of the date hereof, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds (the “Funds”) to enable it to pay the Purchase Price and any other amounts to be paid by it when due hereunder or under any Related Agreements to which it is party.

Section 5.8.    A.M. Best Rating.

As of the close of business on the Business Day immediately preceding the date hereof, Buyer has been assigned a financial strength rating of “A-“ “Excellent” by A.M. Best Company. Since January 1, 2022, A.M. Best Company has not notified Buyer in writing that it intends to downgrade Buyer’s rating or place any such rating under review with negative implications.

Section 5.9.    Evaluation of Business; No Other Representations.

Buyer acknowledges and agrees that (a) none of the Sellers have made or are making any representation or warranty, express or implied, as to the Company Equity, any Seller, any Company Party or the Business or as to the accuracy or completeness of any information regarding the Company Equity, any Seller, any Company Party or the Business furnished or made available (including in any “data rooms” or “virtual data rooms”) to Buyer or any of its Affiliates or any of their respective Representatives, except that (i) the Sellers are jointly and severally making the representations and warranties set forth in Article IV of this Agreement and the Seller Disclosure Schedules, (ii) each Seller is making the representations and warranties set forth in Article III with respect to such Seller (and not as to any other Seller) and (iii) the Sellers are jointly and severally making the representations and warranties explicitly set forth as “joint and several representations” of the Sellers set forth in any Related Agreement and any certificate delivered pursuant to this Agreement or a Related Agreement, and (b) Buyer is not relying and has not relied upon any representations or warranties, express or implied, regarding the subject matter of this Agreement or the Transactions, except for the representations and warranties explicitly set forth in Article III and Article IV of this Agreement, the Seller Disclosure Schedules, any Related Agreement or any certificate delivered by the Sellers pursuant to this Agreement or a Related Agreement; provided, that the foregoing shall not, in any way, limit Buyer’s or its Affiliates’ ability to pursue and recover from a Seller in the event of Seller Fraud. Buyer acknowledges that any projections, including estimates of future financial results, revenues, loss estimates and profitability of the Company Parties or the Business, based upon any financial statements, business plans, projections or other financial information provided to Buyer or any of its Affiliates or any of their respective Representatives by or on behalf of any or all of the Sellers, their Affiliates (including the Company Parties) or their respective Representatives are inherently uncertain and subject to a variety of variables which are difficult or impossible to predict, and that Buyer is not relying on any such projections in entering into this Agreement and the Related Agreements.

ARTICLE VI
COVENANTS

Section 6.1.    Conduct of Business.

Except for matters expressly contemplated by this Agreement and the Related Agreements, and such other matters, if any, as may be consented to in advance by Buyer in writing, subject to Applicable Law, from the date of this Agreement until the Closing Date, the Sellers shall, and shall cause the Company Parties to, (a) conduct the Business in a manner substantially consistent with past practice, (b) maintain the Books and Records in the ordinary course of business substantially consistent with past practice and, solely with respect to UCS, in accordance with SAP and any Permitted Accounting Practices approved by the Applicable Insurance Regulatory Authority and (c) use commercially reasonable efforts to maintain the Business, the employees, customers, policyholders, Assets and Properties and operations intact and consistent with past practice as an ongoing concern, and preserve the goodwill of its suppliers, customers, clients and others having business relations with it.

Section 6.2.    Negative Covenants.

Except as expressly contemplated by this Agreement (including the Sky Harbour Distribution contemplated by Section 2.3 of this Agreement and the transactions under the Related Agreements) or as set forth on Schedule 6.2, from the date of this Agreement through the Closing Date, the Sellers shall cause the Company Parties not to do the following, unless previously consented to in writing by Buyer:

(a)    incur any Indebtedness for borrowed money or contract for the extension or ability to borrow debt for borrowed money (even if not yet incurred);

(b)    assume or guarantee the Indebtedness, obligation or Liability of any other Person;

(c)    authorize or otherwise declare, set aside, pay or effect any dividend, payment or other distribution on or with respect to any of its capital stock or repurchase, redeem, repay or otherwise acquire any of its capital stock;

(d)    mortgage, pledge or otherwise encumber or subject to any Lien any of its Assets and Properties, except for Liens for current Taxes which are not yet due and payable or being contested in good faith through appropriate proceedings; provided, in either case, that adequate reserves therefor have been recorded on the Statutory Statements in accordance with SAP;

(e)    (i) purchase, make a capital investment (or series of related capital investments) or otherwise acquire any debt or equity securities of, or substantially all of the assets of, any Person (other than portfolio investments) or (ii) merge or consolidate with any other Person, enter into a business combination with or acquire the business of any other Person;

(f)    amend or modify a Company Party’s Organizational Documents;

(g)    make any change in accounting methods or principles used for financial or regulatory reporting purposes, except for changes which are required by SAP or Applicable Law, or materially change a Company Party’s practices with respect to loss reserves;

(h)    enter into, issue or renew any Reinsurance Agreement;

(i)    issue any Equity Interests of a Company Party (other than the exercise by the Employee Sellers of their respective options outstanding as of the date of this Agreement to acquire membership interests in the Company) or enter into any Contract or grant any option, warrant or right calling for the issuance of any Equity Interests of a Company Party, or create or issue any Equity Interests of a Company Party directly or indirectly convertible or exchangeable for any Equity Interests in a Company Party;

(j)    enter into any lease agreement (other than computer and equipment leases consistent in cost with prior leases) or acquire any real property;

(k)    liquidate, dissolve or wind up, or otherwise dispose of all or substantially all of its assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis);

(l)    consider or adopt a plan of liquidation, dissolution, restructuring, recapitalization, re-domestication or other reorganization;

(m)    organize any new company, subsidiary, joint venture, partnership or similar arrangement;

(n)    enter into, amend or modify in any material respect, or terminate any Material Contract; provided, that the foregoing shall not include any Material Contract that terminates or expires in accordance with its existing terms;

(o)     make any loan, advance or capital contribution to, or investment in, any Person (other than travel loans or advances made in the ordinary course of business and consistent with existing Company Party policies and procedures);

(p)     pay, discharge, settle or satisfy any right, claims, Liens, Liabilities or other obligations (other than (i) payment of Liabilities incurred in the ordinary course of business consistent with past practice not exceeding $25,000 in each case and (ii) payment of Policy claims which payment, discharge, settlement or satisfaction would be done in the ordinary and usual course of business);

(q)    initiate, settle or compromise any Action, other than settlements or compromises of claims-related Actions within Policy limits;

(r)    except as required by Applicable Tax Law, settle or compromise any material Action or controversy relating to Taxes, make any new request in writing for a ruling of a Tax Authority relating to Taxes, and except as set forth in Schedule 4.20, (i) adopt or change any method of accounting for Tax purposes, (ii) make any new, or change or revoke any existing, election relating to Taxes that is required to be submitted in writing, to a Tax Authority, (iii) amend any Tax Return, (iv) surrender any right to claim any Tax refund, or (v) participate in any voluntary disclosure application or agreement or similar process, or enter into any Contract with a Tax Authority related to Taxes, in each case, in a manner that would reasonably be expected to be adverse to Buyer or its Affiliates (including the Company) after the Closing, and, for purposes of clarity, excluding any such action taken with respect to any consolidated, combined, unitary, or similar reporting for any group that includes the Parent (or any Affiliate of the Parent other than a Company Party);

(s)    take any action or fail to take any action that would reasonably be expected to cause (i) any Company Party to be unable to maintain its current Insurance Licenses (or which results in such Insurance Licenses be subject to a Deficiency) and (ii) UCS to be unable to maintain its T-listing and/or maintain the capital required according to the U.S. Department of Treasury’s requirements;

(t)    make any material Regulatory Filings (excluding any Tax filings) with any Governmental Authority (including Insurance Regulatory Authorities) unless such Regulatory Filings are required by Applicable Law;

(u)    implement any increase in or modification of (i) the compensation or benefits payable or to become payable by it to any of its employees or any of its officers or directors or (ii) any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights made to, for or with any of its employees, directors or officers), unless such increase or modification is effected pursuant to the existing terms of a Company Party’s Benefit Plan;

(v)    except as contemplated hereby or as required by the terms of any Company Plan or PEO Plan, amend or terminate, or increase the coverage or benefits available under, any Benefit Plan in any material respect or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Benefit Plan of any Company Party or take any action to increase or materially change the rate of compensation or benefits of its employees, directors, officers or independent contractors or grant any unusual or extraordinary bonus, benefit, severance or termination pay, or other direct or indirect compensation to any employee, or loan or advance any money or other property to any employee (other than with respect to business expenses incurred in the ordinary course of business) or pursuant to a Company Plan or PEO Plan;

(w)    take any action to institute any new severance or termination pay practices with respect to any of its officers, directors, managers or employees or increase benefits payable under its severance or termination pay practices;

(x)    effect any transfer or grant of a right to any Intellectual Property and/or Intellectual Property Rights or any Company Party’s Assets or Properties;

(y)    engage in any transaction or enter into, modify or amend any Contract with any officer, director, stockholder or Affiliate of a Company Party (other than another Company Party);

(z)    voluntarily materially reduce the amounts of coverage provided by existing Insurance Policies with respect to the Business and/or the Company Parties; or

(aa)    except as otherwise provided herein, enter into any Contract to take any of the actions specified in this Section 6.2.

Section 6.3.    Acquisition Proposal.

Following the date hereof, until the earlier to occur of the date of any termination of this Agreement under Section 10.1 or the Closing Date, neither the Sellers nor any Affiliate of the Sellers (including the Company Parties) shall, nor shall the Sellers or any Affiliate of the Sellers (including the Company Parties) cause or authorize any Person to, directly or indirectly, (a) solicit, initiate or actively encourage the submission of any Acquisition Proposal or (b) participate in any negotiations or material discussions regarding, or agree to or endorse any Acquisition Proposal. The Sellers shall promptly notify Buyer in writing of the existence (but not the identity of the proposed acquiror nor any details of the Acquisition Proposal) of any Acquisition Proposal or inquiry regarding an Acquisition Proposal which is received by the Sellers or any Affiliate of the Sellers (including the Company Parties) or any of their respective managers, officers, directors, or any investment banker, attorney, accountant or other representative or advisor of the Sellers or any Affiliate (including the Company Parties) of the Sellers.

Section 6.4.    Access to Information.

From the date hereof until the Closing Date, the Sellers will cause the Company Parties to make available to Buyer’s employees, attorneys, accountants and other authorized Representatives at reasonable times during business hours, upon reasonable notice and under reasonable circumstances, all of the Books and Records of the Company Parties and any other documents of the Company Parties reasonably requested by Buyer in order to afford Buyer such full opportunity of review, examination and investigation as Buyer shall desire with respect to the affairs of the Company Parties. In addition, the Sellers and the Company Parties shall furnish to Buyer any other information relating to the Agreement or the Related Agreements which is reasonably necessary for disclosure in the Form A filing, or any other filing submitted to the Nebraska Department of Insurance or any other Insurance Regulatory Authority. In addition, the Sellers shall furnish to Buyer any information or copies of any document in its possession or control which may be reasonably requested by Buyer related to any audit, examination or proceeding involving the Company Parties arising subsequent to the Closing Date or relating to the assessment or collection of any Tax, interest, penalty, assessment or deficiency relating, directly or indirectly, to the Company Equity or the Assets and Properties of the Company Parties or with respect to the Business. After the Closing, each Party will provide the other Party any information regarding the Company Parties which such Party may reasonably request in connection with the preparation of financial statements of the Company Parties (including Statutory Statements), in connection with the preparation of filings and submissions to Governmental Authorities or to otherwise comply with regulatory requirements and requests under Applicable Law. With respect to any Seller Group Return, the Sellers will cause the Company Parties to make available (as provided above) any pro forma returns of the applicable Company Parties used in the preparation of such Seller Group Return but not the entire Seller Group Return.

Section 6.5.    Fulfillment of Conditions and Covenants.

Unless required by Applicable Law, no Party will take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Each Party shall promptly do all such acts and take all such measures as may be commercially reasonable to enable it to perform as early as possible the obligations herein provided to be performed by it, including the preparation and filing of the Form A and any other forms required by the Nebraska Department of Insurance or any other Insurance Regulatory Authority.

Section 6.6.    Public Announcements.

Neither the Sellers nor Buyer nor any Affiliate of the Sellers or Buyer shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement, the Related Agreements or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or applicable securities exchange rules, in which the case the Party which is (or the Party whose Affiliate is) required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 6.7.    Approvals.

(a)    From the date of this Agreement through the Closing Date, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to (i) promptly prepare and file all necessary documentation to obtain the Approvals applicable to each Party as promptly as practicable and (ii) comply with the terms and conditions of such Approvals. Each Party shall pay its own expenses in connection with obtaining such Approvals. Each Party shall provide to the other Party copies of all non-confidential portions of applications filed or submitted with Governmental Authorities in connection with this Agreement and shall keep the other Party apprised of the status of matters relating to the completion and approval of the Transactions.

(b)    If any Governmental Authority requires that a hearing be held in connection with any such application, consent or approval, each Party shall use commercially reasonable efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such Party.

(c)    Notwithstanding the foregoing, in connection with seeking the Approvals, nothing in this Section 6.7 shall be deemed to require Buyer or its Affiliates (which shall include the Company Parties) to (x) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the Approvals, or (y) make any such commitment or agree to any such condition or restriction that would, in the case of (x) or (y), (i) be reasonably expected to materially and adversely impact the aggregate economic, tax or business benefits, taken as a whole, that Buyer and its Affiliates reasonably expect to derive from the consummation of the Transactions; (ii) require Buyer to sell or hold separate or agree to sell, divest or discontinue, before or after the Closing Date, any of properties, assets, businesses or licenses of Buyer, its Affiliates or the Company Parties; (iii) materially and adversely affects the ability of Buyer and/or the Company Parties to conduct the Business after the Closing Date; (iv) except as otherwise contemplated by this Agreement (including pursuant to Section 6.16), require Buyer or any of its Affiliates to make available or provide any capital contribution or enter into or provide any indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement or maintaining a minimum risk-based capital level or rating (including an obligation to make available or provide capital or other support necessary to maintain a minimum risk-based capital level or rating) with respect to any Company Party; (v) restrict or impose a limitation on Buyer, its Affiliates or a Company Party with respect to the payment of dividends, other than restrictions arising under generally Applicable Law; (vi) require or involve any material modification of the existing capital structure of any Company Party or of Buyer or any of its Affiliates or (vii) otherwise be reasonably likely to have a Material Adverse Effect on Buyer or any of its Affiliates or a material and adverse effect on the business, financial condition, operations or results of operations of the Business or Buyer or any of its Affiliates.

(d)    Furthermore, notwithstanding the foregoing, in connection with seeking the Approvals, nothing in this Section 6.7 shall be deemed to require any Seller to (x) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the Approvals, or (y) make any such commitment or agree to any such condition or restriction that would, in the case of (x) or (y), (i) require such Seller to sell or hold separate or agree to sell, divest or discontinue, before or after the Closing Date, any of its properties, assets, businesses or licenses other than as contemplated hereunder; (ii) materially and adversely affect the ability of such Seller to continue its operations in the ordinary course of business after the Closing Date (other than with respect to the Business), (iii) require such Seller to make available or provide any capital contribution or enter into or provide any indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement or maintaining a minimum risk-based capital level or rating (including an obligation to make available or provide capital or other support necessary to maintain a minimum risk-based capital level or rating) with respect to any Company Party or any other Seller, (iv) restrict or impose a limitation on such Seller with respect to the payment of dividends, other than restrictions arising under generally Applicable Law, (v) require or involve any material modification of the existing capital structure of such Seller or any of its Affiliates, or (vi) otherwise be reasonably likely to have a Material Adverse Effect on such Seller or any of its Affiliates.

Section 6.8.    Certain Notifications.

From the date of this Agreement through the Closing Date, each Party shall promptly notify the other in writing of: (a) the occurrence of any event known to such Party which will or would reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the failure to satisfy any of the conditions to the obligations of such other Party specified in this Agreement; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (c) any notice or other communication from any Governmental Authority in connection with the Transactions; and (d) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting the Sellers or the Company Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.19, Section 4.20 or Section 4.24(c) or that relates to the consummation of the Transactions.

Section 6.9.    Intercompany Accounts.

Except as otherwise provided in Article VII, on or prior to the Closing Date: (i) the Sellers shall, subject to approval by any Government Authority required by Applicable Law, cause all intercompany balances, including loans and advances and commitments with respect thereto, in respect of the Company Parties on the one hand, and the Sellers or any of the Sellers’ Affiliates on the other hand, to be satisfied and all commitments with respect thereto to be terminated and (ii) the Sellers shall cause all Intercompany Contracts to be unwound, amended or terminated to remove the Company Parties as a party to such Contracts.

Section 6.10.    Authority; Bank Accounts.

Resignations, appropriately executed signature cards and all other documentation needed in preparation for closing for any bank and other investment accounts of the Company Parties and deposits maintained by the Company Parties with any Governmental Authority, or transferring signature authority therefor, will be provided to Buyer by the Sellers upon Closing. The Sellers will cooperate and assist Buyer in obtaining, subsequent to Closing, at Buyer’s expense, any statutory or regulatory approvals required to enable the Company Parties to make the appropriate closings or transfers with respect to such bank and other investment accounts, including transfers of signature authorization, and in providing all notices required by the appropriate Governmental Authorities. From and after the Closing, no agent or officer of the Sellers shall take any action with respect to any such accounts or deposits other than as may be authorized in writing by Buyer.

Section 6.11.    Insurance Coverages.

For the period commencing on the Closing Date and ending on the sixth (6th) anniversary thereof, Parent shall at all times maintain directors’ and officers’ liability insurance coverage with respect to the Company Parties for periods ending on or prior to the Closing.

Section 6.12.    Statutory Statements.

Between the date hereof and the Closing, the Sellers shall cause UCS to prepare, and, consistent with past practice and on a timely basis, file with or submit to the Nebraska Department of Insurance the annual and quarterly statements for UCS (including all required audit opinions, actuarial opinions and certifications). Additionally, between the date hereof and the Closing, the Sellers shall deliver to Buyer, promptly following their completion, true, correct and complete copies of the Statutory Statements of UCS for all quarters ending on or after December 31, 2025 and prior to the Closing Date.

Section 6.13.    Further Assurances.

Each of Buyer and the Sellers will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable, and execute and deliver such documents and other papers, without further consideration, as may be reasonably necessary or required to carry out the provisions of this Agreement and to consummate and make effective the Transactions (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII and Article IX of this Agreement).

Section 6.14.    Employee Matters.

(a)    For those Participants and PEO Employees that are employed by Buyer following the Closing (the “Continuing Service Providers”), Buyer shall provide, or cause to be provided, to such Continuing Service Providers a base salary, wage, or regular rate of pay, as applicable, no less favorable than that provided to such Continuing Service Provider as of immediately prior to the Closing. For those PEO Employees that are employed by Buyer following the Closing, Buyer will evaluate historical compensation data provided by the Sellers to determine the appropriate level and terms of benefits compensation post-Closing (if any), which evaluation shall take into consideration Buyer’s pre-existing compensation and benefit plans. The PEO Employees employed by Buyer following the Closing shall be eligible to participate in Buyer’s retirement and welfare benefit plans in accordance with the terms of such plans upon a transition date to be specified by Buyer.

(b)    Buyer shall provide to the extent that service is relevant for purposes of eligibility to participate or receive benefits, vesting, benefit accrual, and level of benefits, including for purposes of severance, layoff, vacation or paid time off benefits, in each case, under any Benefit Plan or other employee benefit plan, program or arrangement established or maintained by Buyer (other than any defined benefit pension plan, equity, incentive, or deferred compensation plan) following the Closing Date for the benefit of any Participant or PEO Employees, such plan, program or arrangement shall credit such Participant or PEO Employees for service on or prior to the Closing Date that was recognized by the Company Parties, as the case may be, under the analogous Company Plan or PEO Plan except to the extent it would result in a duplication of benefits. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established, maintained or contributed to by Buyer following the Closing Date for the benefit of any Participant or PEO Employee, such plan shall waive any pre-existing condition exclusions, waiting periods and any other restrictions that would prevent immediate or full participation by such Participant or PEO Employee or covered spouse or dependent thereof, to the extent such condition was covered, satisfied or waived under a benefit plan immediately preceding the Closing Date and provide that any covered expenses incurred on or before the Closing Date by any Participant, any PEO Employee or by a covered spouse or dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

(c)    The Company Parties shall maintain the PEO Agreements through the Closing Date and provide evidence that (i) the Company Parties have made all necessary payments to fund the contributions due under each applicable PEO Plan for any payroll occurring prior to the Closing Date and (ii) the PEO Agreements shall continue to survive the Closing for use by Buyer or the Company Parties post-Closing, if required. Prior to the Closing, upon the written request of Buyer (email being sufficient), the Company Parties will provide notice to the PEO if the Company Parties desire to terminate the PEO Agreements prior to the Closing effective as of the date specified by Buyer in its written request to the Company Parties, subject to applicable notice periods under any agreement between a Company Party and the PEO.

(d)    The provisions of this Section are solely for the benefit of the Parties to this Agreement, and no current or former Participant shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section shall create such rights in any such persons. Nothing in this Section shall be construed as an amendment of any Company Plan any PEO Plan or Agreement or any employee benefit plan maintained by Buyer or any of its Affiliates.

(e)    To the extent that any Company Party currently sponsors visas, green cards, residence permits, or similar immigration permissions, including any related applications (“Immigration Approvals”) for any Participant or PEO Employee that will become a Continuing Service Provider (each, a “Visa Employee”), from and after the date of this Agreement and following the Closing Date, Buyer, the Sellers, and the Company Parties shall reasonably cooperate to facilitate a Visa Employee’s ability to obtain such Immigration Approvals such that each Visa Employee may be considered a Continuing Service Provider and continue to provide services to Buyer or one of its Affiliates (including the Company Parties) on and after the Closing Date, which cooperation may include (i) providing such reasonable assistance as may be reasonably required to process, support, and secure the approval of any Immigration Approvals and (ii) transferring any Immigration Approvals to Buyer or one of its Affiliates on and after the Closing Date to the extent necessary or required to maintain a Visa Employee’s visa status. Notwithstanding the foregoing, Buyer and its Affiliates (including, after the Closing, the Company Parties) shall not be required to cooperate and facilitate such Immigration Approvals in the event that there are (A) material changes in Applicable Law related to the Immigration Approvals process and/or (B) material or significant costs that would be incurred by Buyer, the Company Parties or any of their Affiliates in connection with the Immigration Approvals.

(f)    No later than five (5) days prior to the Closing Date, Parent shall, or shall cause the Company Parties to, make available to Buyer an updated list of each PEO Employee of the Company Parties as of a date that is not more than ten (10) days prior to the Closing Date along with the information required for each employee on Schedule 4.16(a).

Section 6.15.    Exercise and Treatment of Options.

Prior to the Closing Date, each of the Employee Sellers shall exercise their right to purchase additional membership interests of the Company with respect to any vested Company Options that such Employee Seller holds or, if not, such Company Options shall pay out in accordance with Section 5(b) of the applicable option award agreement. On the Closing Date, any vested Company Options held by the Employee Sellers that remain unexercised shall be automatically canceled and extinguished in accordance with their terms as of immediately prior to the Closing Effective Time without any payment or consideration therefor other than payment as provided in the foregoing sentence. In no event shall any Company Options described in this Section 6.15 be assumed by Buyer.

Section 6.16.    Policyholder Surplus Contribution.

Immediately following the Sky Harbour Distribution and the Closing, Buyer shall provide a direct capital contribution in an amount equal to or greater than the Sky Harbour Distribution to UCS to ensure that the UCS policyholder surplus exceeds $50,000,000 (the “Buyer Capital Contribution”). At least two (2) Business Days prior to the consummation of the Sky Harbour Distribution, Parent shall inform Buyer of the estimated amount required to be provided by Buyer in connection with the Buyer Capital Contribution.

Section 6.17.    Access to Financial Systems.

Following the Closing, for a period of 12 months (or such lesser period as may be requested by Buyer), Parent agrees to provide the Company Parties and their employees with access to Parent’s Sage Intacct and Emburse Nexonia financial systems with respect to the Company Parties (and, for the avoidance of doubt, not with respect to Parent or any other Person) solely to the extent necessary to permit the Company Parties to continue operating in the ordinary course of business consistent with past practice until Buyer is able to transition the Company Parties to its own financial systems and extract historical data. Buyer agrees to promptly reimburse Parent for the prorated portion of any license or other fees paid by Parent with respect to such access.

Section 6.18.    Other Consents.

Following the date hereof and prior to the Closing, the Sellers agree to (a) promptly provide to Buyer copies of all material communications with and to the U.S. Department of Treasury and (b) allow Buyer and its Representatives to (i) review and comment on in advance any proposed communication or filings to be made by UCS, the Company and/or Parent to the U.S. Department of Treasury and (ii) attend and participate, at Buyer’s option, in any material meetings with the U.S. Department of Treasury. With respect to clause (b) hereof, the Sellers agree to consider any comments made by Buyer in good faith.

ARTICLE VII
TAX MATTERS

Section 7.1.    [Reserved].

Section 7.2.    Section 338(h)(10) Election; Tax Treatment.

(a)    Following the Closing Date, the Company Parties and Buyer will join with the Parent, and the Parent will join with Buyer and the Company Parties, in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign Applicable Tax Law) with respect to the purchase and sale of the Company Equity and the equity of each Company Subsidiary under this Agreement (collectively, the “Section 338(h)(10) Election”). Any income, gain, loss, deduction, or other Tax item resulting from the deemed sale of the Company Parties’ assets under the Section 338(h)(10) Election shall be included in a Seller Group’s income Tax Return that includes the Closing Date to the extent required by Applicable Tax Law, and the Seller Group and the individual Sellers shall be responsible for all Taxes imposed on the Company Parties as a result of the Section 338(h)(10) Election as determined under Applicable Tax Law (the “Section 338(h)(10) Election Taxes”).

(b)    Parent and Buyer agree that the aggregate deemed sales price (within the meaning of Treasury Regulations Section 1.338-4) and the amount of the adjusted grossed-up basis (within the meaning of Treasury Regulations Section 1.338-5) for Buyer’s purchase of the Company Parties shall be allocated among the assets of the Company Parties in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder, and the methodology for the allocation of the Purchase Price set forth on Exhibit A (the “Asset Allocation”). Buyer shall, not later than ninety (90) days after the Closing Date, provide to the Parent for its review and comment a calculation of the Asset Allocation to be used in preparing the Section 338(h)(10) Election. Parent shall, within thirty (30) days after the delivery of such Asset Allocation, Parent shall propose to Buyer in writing any reasonable changes to the Asset Allocation (and in the event no such changes are so proposed to Buyer within such time period, Parent will be deemed to have accepted and agreed to the Asset Allocation in the form provided). Parent and Buyer will attempt in good faith to resolve any timely-raised issues arising as a result of the Sellers’s review of such Asset Allocation within ten (10) days after Buyer’s receipt of a timely written notice of objection from the Sellers, in order to permit the timely filing of the Section 338(h)(10) Election. If Parent and Buyer are unable to agree on the Asset Allocation within such ten (10) day time period, Parent and Buyer shall jointly select an Independent Accounting Firm and request such Independent Accounting Firm promptly (and in any event within thirty (30) days) resolve any issue in dispute, in order that such Asset Allocation can be agreed upon in a manner permitting such Section 338(h)(10) Election and IRS Form 8883 to be timely filed, with the fees and expenses of the Independent Accounting Firm to be split equally by Buyer and the Sellers.

(c)    Buyer shall be solely responsible for the preparation of the IRS Form 8023 (and any required attachments thereto) and any similar state, local or foreign Tax forms (and any required attachments) required to make the Section 338(h)(10) Election (collectively, the “Election Forms” and each singularly, an “Election Form”), and shall submit the Election Forms to the Parent not later than fifteen (15) days prior to the Closing Date. Parent shall promptly execute the applicable Election Forms (at least three (3) days prior to the Closing Date) and put the same into escrow for release to Buyer at the Closing, and following the Closing Date, Buyer shall promptly file such Election Forms or cause such Election Forms to be promptly filed (in any event not more than seventy-five (75) days after the Closing Date; provided that if any such form or document is required to be attached to a Tax Return of Parent (or its Affiliate), such form or document (as prepared by Buyer and executed by Parent (or its Affiliate)) shall be retained and filed by Parent (or its Affiliate, as applicable) at the direction of Buyer. Buyer shall provide Parent with a copy of each Election Form so filed and proof of filing and delivery thereof to the applicable Tax Authority promptly after filing (no later than five (5) days thereafter).

(d)    Each of Buyer, the Company Parties, and Parent shall timely file all Tax Returns, including the filing by each of Buyer and Parent of its IRS Form 8883, in a manner consistent with the Asset Allocation and the Section 338(h)(10) Election as so finalized, and shall not (except as required below with respect to a revised Asset Allocation) take any position inconsistent with the Section 338(h)(10) Election or the Asset Allocation as so finalized, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or foreign Applicable Tax Law). In the event that any adjustment is required to be made to the Asset Allocation as a result of the payment of any adjustment to the Purchase Price for the Company Equity or otherwise, Buyer shall prepare or cause to be prepared, and shall provide to Parent, a revised Asset Allocation reflecting such adjustment. Such revised Asset Allocation shall be subject to review and resolution of timely raised disputes in the same manner as the initial Asset Allocation. To the extent required, each of Buyer, the Company Parties, and Parent shall file all Tax Returns, including the filing by each of Buyer and Parent of a revised IRS Form 8883, in a manner consistent with the Asset Allocation as so revised, and shall not (except pursuant to any further revision to the Asset Allocation in accordance with this Section 7.2) take any position inconsistent with the Section 338(h)(10) Election or the Asset Allocation as so revised, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or foreign Applicable Tax Law). Neither Buyer nor Parent shall be required by this Section 7.2(d) or Section 7.2(b) to amend any filed Tax Return as a result of any of the preceding adjustments to the Asset Allocation unless required to do so by Applicable Tax Law.

(e)    The Parties agree that the Sky Harbour Distribution is intended to be treated as made pursuant to a plan of complete liquidation of the Company (within the meaning of Code Section 332) in connection with the transactions in one integrated transaction and that this Agreement and the Related Agreements, together with the Section 338(h)(10) Election, shall constitute a plan of complete liquidation adopted by the Parties, in accordance with Treasury Regulations Section 1.338(h)(10)-1(e).

Section 7.3.    Tax Compliance.

(a)    Preparation and Filing of Tax Returns; Responsibility for Taxes.

(i)    Seller Tax Returns. Parent shall be responsible for the preparation and timely filing of (i) subject to clause (ii), all Tax Returns required to be filed by or with respect to the Company Parties for any Tax Period ending on or before the Closing Date (but not including any Straddle Period) and (ii) any Tax Returns with respect to any Company Party where such Company Party is reflected as a member of an affiliated group with Parent and/or its Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date (including, with respect to this clause (ii), any Straddle Period). Such Tax Returns shall be prepared in accordance with the past practice of the Company, except for the Section 338(h)(10) Election, as otherwise required by Applicable Tax Law on a more-likely-than-not or higher level of confidence, or with the prior written consent of Buyer. Parent shall submit any such Tax Return to Buyer at least thirty (30) days prior to the due date (including extensions) of any such Tax Return; provided, however, that review of any Seller Group Return filed shall involve only a pro forma return of the applicable Company Parties used in the preparation of such Seller Group Return. Parent shall incorporate all reasonable comments timely received from Buyer with respect to such Tax Return or pro forma tax return at least ten (10) days prior to the due date of such Tax Return. For the avoidance of doubt, this Section 7.3(a) shall in no case require the provision of, or Buyer’s consent or other review right with respect to, any Tax Return of the of the Seller Group (other than the pro forma returns of the Company Parties), except to the extent explicitly set forth in this Section 7.3(a).

(ii)    Buyer Tax Returns. Buyer shall prepare or cause to be prepared and timely file or cause the Company to timely file all Tax Returns of the Company Parties for any Straddle Period (which, for the avoidance of doubt, shall not include any such returns that are the responsibility of the Sellers pursuant to Section 7.3(a)(i) above and shall specifically exclude any Seller Group Return). Such Tax Returns shall be prepared in accordance with this Agreement and past practice of Parent and the Company Parties except as otherwise required by Applicable Tax Law on a “more likely than not” or higher level of confidence or with the prior written consent of Parent. Buyer shall submit any such Tax Return to Parent at least thirty (30) days prior to the due date including extensions) of any such Tax Return. Buyer shall incorporate all reasonable comments timely received from Parent with respect to such Tax Return at least ten (10) days prior to the due date of such Tax Return. Buyer shall, subject to its right to be indemnified for such Taxes pursuant to Article XI, timely pay or cause to be timely paid all Taxes due with respect to such Tax Returns.

(iii)    Straddle Periods. For purposes of allocating Taxes for any Straddle Period pursuant to this Agreement, (i) the Taxes for a Straddle Period based on or measured by income or receipts (including insurance premiums) of a Company Party or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event shall be allocated between the Pre-Closing Period and the Post-Closing Period based on an interim closing of the books as of the end of the Closing Date, except that (A) exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be allocated on a per diem basis, and (B) any transaction, income or deduction subject to any provision of Section 7.6 shall be allocated in accordance therewith and (ii) other Taxes for a Straddle Period not reasonably allocable pursuant to clause (i) above on a specific identification or interim closing basis shall be allocated based upon a fraction, the numerator of which is the number of days in the Pre-Closing Period or Post-Closing Period included in such Straddle Period, as applicable, and the denominator of which is the number of days in such Straddle Period. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the relevant Company Party.

(b)    Tax Record Retention. Parent, Buyer and the Company Parties (and their respective managers, officers, directors, agents, auditors or accountants on their behalf) will not dispose of (other than to Parent in the case of Buyer and/or the Company Parties or to Buyer in the case of Parent) any books, records, Tax Returns, schedules, work papers, correspondence, or other material documents or information, whether in paper or electronic form, relating to the Taxes of the Company Parties for any Pre-Closing Period (“Tax Records”) prior to the expiration of the statute of limitations for such Tax Period.

(c)    Cooperation.

(i)    The Sellers, Buyer, the Company Parties and their managers, officers, directors, and agents will reasonably cooperate fully with each other and each other’s agents, including legal counsel and accounting firms, in connection with Tax matters relating to the Company Parties, including:

(A)    preparing, signing and filing Tax Returns and reports with respect to the Company Parties for any period (including to the preparation of any Tax package consistent with past practice);

(B)    determining the Liability and amount of any Taxes due or the right to and amount of any refund of Taxes;

(C)    examination of Tax Returns; and

(D)    any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.

(ii)    Such cooperation will include each Party making all information and documents in its possession relating to the Company available to the other Party upon such other Party’s reasonable request.

(iii)    Each of the Parties (other than the Employee Sellers) will also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(iv)    For clarity, consistent with Section 6.4 and Section 7.3, Parent and its Affiliates shall not be required pursuant to this Agreement to provide Buyer or its Affiliates with any Seller Group Return (other than a pro forma return that includes solely a Company Party as explicitly provided above or in the following sentence), nor shall the Seller be required to provide any Tax information that does not relate to the Tax liabilities or attributes of the Company Parties. In lieu thereof, with respect to any such Seller Group Return, Parent shall provide, at Buyer’s reasonable request, pro forma returns or other appropriate workpapers and calculations for the Company Parties, prepared on a separate company basis.

(d)    Tax Controversies.

(i)    Notification of Tax Proceedings. If after the Closing, Buyer (including the Company Parties or its managers, agents, officers, or directors and the Affiliates of Buyer and the foregoing) or Parent receives notice of or otherwise obtains knowledge of any Tax audit, examination or proceeding, the assessment of any Tax, or the beginning or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax (collectively, a “Tax Action”) that may be imposed on the Company Parties related to (i) a Pre-Closing Period or (ii) a Straddle Period (each, a “Tax Proceeding”), such Party shall provide prompt notice in writing to the other Party of such matter, setting forth information describing any asserted Tax Liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax Authority with respect to such matter; provided, however, that a failure to give such notice will not affect such Party’s right to indemnification under Article XI, unless it is materially prejudiced thereby. Parent may at its election, and its own expense, control the contest of a Tax Proceeding (excluding any Parent-Controlled Consolidated Tax Proceeding) that relates solely to a Tax Period ending on or before the Closing Date (and excluding, for the avoidance of doubt, any Tax Proceeding relating to a Straddle Period) (a “Parent-Controlled Non-Consolidated Tax Proceeding”) or any Tax Proceeding with respect to the Seller Group (whether or not relating to a Straddle Period) (a “Parent-Controlled Consolidated Tax Proceeding,” and any Parent-Controlled Non-Consolidated Tax Proceeding or Parent-Controlled Consolidated Tax Proceeding, a “Parent-Controlled Tax Proceeding”) and shall as such have discretion and authority to pay, settle or compromise any such Parent-Controlled Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding, the extension of any statute of limitations, or the right to pay the Tax and sue for a refund or contest the Parent-Controlled Tax Proceeding in any permissible manner); provided, however, (A) that Buyer (or its advisors) may fully participate at Buyer’s sole expense in any Parent-Controlled Non-Consolidated Tax Proceeding, (B) Parent shall keep Buyer reasonably informed as to the status of such Tax Proceeding (including by providing copies of all notices received from the relevant Tax Authority to the extent relevant to the Company Parties), (C) Buyer shall have the right to review and comment on any correspondence from Parent regarding any Parent-Controlled Non-Consolidated Tax Proceeding to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority, and (D) Parent shall not settle any such Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer and the Company Parties shall provide duly completed powers of attorney to permit the foregoing. Upon the conclusion of any Parent-Controlled Tax Proceeding, whether by way of settlement or otherwise, Buyer shall cause the Company Parties and its respective officers to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Parent-Controlled Tax Proceeding. In the case of a Tax Proceeding that relates to a Straddle Period (excluding any Parent-Controlled Consolidated Tax Proceeding) or if Seller does not assume the defense of a Tax Proceeding that relates solely to a Tax Period ending on or before the Closing Date, Buyer shall control at its own expense the contest of such Tax Proceeding, provided, however, that (W) Parent shall be entitled to participate in such Tax Proceeding at its own expense, (X) Buyer shall keep Parent reasonably informed as to the status of such Tax Proceeding (including by providing copies of all notices received from the relevant Tax Authority), (Y) Parent shall have the right to review and comment on any correspondence from Buyer to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (Z) Buyer shall not settle or otherwise compromise such Tax Proceeding without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of clarity, and notwithstanding anything to the contrary contained herein, nothing in the foregoing shall grant to Buyer or any of its Affiliates (including after the Closing the Company) or advisors, and neither Buyer nor any of its Affiliates (including after the Closing the Company) or advisors shall have, any right to control, participate in or obtain any information with respect to any Tax Action involving or related to any Seller Group Return or determination for any Tax Period that includes Seller Group or Parent (or any Affiliate of Parent other than the Company).

Section 7.4.    Transfer Taxes.

Any transfer, documentary, sales, use, stamp, registration and other similar Taxes, and any conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (“Transfer Taxes”) shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer. The Sellers and Buyer shall reasonably cooperate with each other to prepare and timely file any Tax Returns required with respect to any such Transfer Taxes and to eliminate or reduce any such Transfer Taxes.

Section 7.5.    Miscellaneous.

(a)    All Tax sharing agreements or similar agreements with respect to or involving the Company Parties and Parent (or any Affiliate of Parent other than the Company Parties) shall be terminated as of the Closing Date as to the Company Parties and, after the Closing Date, the Company Parties shall not be bound thereby or have any continuing rights or liability thereunder.

(b)    Seller, on the one hand, and Buyer, on the other, agree to treat all payments made by either of them to or for the benefit of the other under this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Applicable Tax Law of a particular jurisdiction provides otherwise.

(c)    The rights and obligations of the Parties with respect to indemnification for any and all matters relating to Taxes shall be generally governed by this Article VII. In case of any inconsistency between Article VII, on the one hand, and any provision of Article XI, on the other hand, the provisions of this Article VII shall control over such other provision with respect to Tax matters.

Section 7.6.    Deductions; Consolidated Group Elections.

The Parties agree to treat the Closing Date as the last day of the Tax Period of each Company Party for all applicable income Tax purposes to the extent permitted by Applicable Tax Law related to income Taxes. Any and all deductions or losses arising from any payments made or accruable hereunder or made in connection with the Transactions contemplated herein that are economically borne by the Sellers (including the employer portion of any payroll Taxes related to the Closing Option Payment) (“Transaction Tax Deductions”) shall be reportable directly on a Tax Return of Parent or on a Seller Group Return for a Pre-Closing Period (or the portion of a Straddle Period ending on the Closing Date) to the extent permitted by Applicable Tax Law, on a more-likely-than-not or higher level of confidence. The Parties hereto acknowledge that one or more of the Company Parties will become members of a consolidated group together with Buyer effective as of the Closing Date. To the extent applicable, Buyer and its Affiliates (including, after the Closing, the Company Parties) will not take any position on any Tax Return (or otherwise with any Tax or Governmental Authority) that any transaction occurring on or prior to the Closing Date (including payment or accrual for Tax purposes, any expenses giving rise to Transaction Tax Deductions, or Indebtedness) should be treated as occurring at the beginning of the day following the Closing Date pursuant to Treasury Regulation Sections 1.1502-76(b)(1)(ii)(B), 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii), without the prior written consent of the Sellers (such consent to be withheld in the Sellers’ sole discretion), unless otherwise required by Applicable Tax Law. To the extent applicable, no election shall be made by any Party, the Seller Group, or Buyer and its Affiliates under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (or any similar provision of state, local, or non-U.S. applicable Law) to ratably allocate items incurred by the Company or the Company Subsidiaries. In addition, and notwithstanding the foregoing, the Parties agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on Buyer’s federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (but for the avoidance of doubt excluding the reporting of deductions addressed by the foregoing provisions of this Section 7.6), and Buyer agrees to indemnify Parent for any additional Taxes owed by Parent (including additional Taxes from such indemnification payment) resulting from any such transaction and any Losses related thereto. The Parties acknowledge that any applicable Tax Returns shall elect the safe harbor with respect to any applicable success-based fees in accordance with Internal Revenue Service Rev. Proc. 2011-29, 2011-18 I.R.B. 746. The Parties shall prepare all Tax Returns consistently with this Section 7.6.

Section 7.7.    Refunds.

Parent shall be entitled to payment, without duplication, of any cash Tax refunds or credit in lieu of cash Tax refund (including interest thereon) which are received or claimed by Buyer (or any of its Affiliates, including, after the Closing, the Company Parties) in any taxable period (or portion thereof) beginning after the Closing Date, which refunds or credits relate to a Pre-Closing Period, reduced by any applicable Taxes, costs and expenses incurred by Buyer (or any of its Affiliates, including, after the Closing, the Company Parties) to obtain such Tax refund or credit. Buyer will pay over to Parent any such Tax refund or the amount of any such credit within ten (10) days of, as the case may be, actual receipt of such refund in cash or the date on which the Tax Return claiming such credit is filed. To the extent permitted by Applicable Tax Law and does otherwise result in any increase in Tax liabilities to Buyer (or any of its Affiliates, including, after the Closing, the Company Parties), Buyer will make commercially reasonable efforts to cause its Affiliates (including, after the Closing, the Company Parties) to request a Tax refund (not a credit in lieu of a refund) with respect to Taxes for all taxable periods beginning on or prior to the Closing Date to the maximum extent permitted by Applicable Tax Law. To the extent any amount previously paid by Buyer under this Section 7.7 is subsequently disallowed by a Tax Authority, Parent (or its applicable Affiliate) shall promptly pay such amount back to Buyer. Any amount payable pursuant to this Section 7.7, shall be treated by the parties as an adjustment to the purchase price for all Tax purposes. For the avoidance of doubt, any such refund or credit shall not include any such refund or credit resulting from (x) a carryback of any Tax attribute or payment of Taxes (including estimated Taxes) in respect of any taxable period (or portion thereof) beginning after the Closing Date, or (y) the availability or utilization of any Tax attribute of the Company Parties in a taxable period (or portion thereof) beginning after the Closing Date that is attributable to a Pre-Closing Period, including the portion of any such period ending on the Closing Date with respect to a Straddle Period.

Section 7.8.    Post-Closing Actions.

Without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Parent, unless (except in case of an action described in clause (i), (iv), or (v) below) the taking of such action is explicitly required by Applicable Law at a “should” or higher level of confidence (as determined by an accounting firm mutually selected by the Buyer and Parent, and provided, further, that Tax Return filings governed by Section 7.3(a) shall be governed solely by Section 7.3(a)), neither Buyer nor any Company Party nor any of their Affiliates shall, to the extent it could reasonably be expected to increase the liability of any Seller under this Agreement or to impact any Seller Group Return or any Tax Return of Parent, (i) file any Tax Return (except as set forth in Section 7.3(a)) or amend any Tax Return for or with respect to any Company Party for any Pre-Closing Period or Straddle Period, (ii) to the extent relating to any Company Party, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment for any Pre-Closing Period or Straddle Period, (iii) make any material election or any change to any election for, affecting, or that has retroactive effect to, any Pre-Closing Period or Straddle Period (including under Code Section 338 or 336, except as provided in Section 7.2), (iv)  initiate any voluntary disclosure proceedings with respect to any Company Party regarding any Pre-Closing Period or Straddle Period, or (v) voluntarily approach any Governmental Authority regarding Taxes of any Company Party with respect to any Pre-Closing Period or Straddle Period (excluding in case of this clause (v) Tax Returns for any Pre-Closing Period or Straddle Period for which the original Tax Return is due after the Closing Date and has not been filed as of the Closing, which shall be governed by Section 7.3(a)).

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, except as Buyer may waive the same in writing; provided that the occurrence of the Closing shall be deemed to constitute a waiver of all such conditions to the extent they are not satisfied as of immediately prior to the Closing.

Section 8.1.    Performance.

The Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date. The Sellers shall have delivered to Buyer a certificate dated as of the Closing Date and signed by an officer of Parent confirming the foregoing.

Section 8.2.    Representations and Warranties.

The representations and warranties of the Sellers set forth in this Agreement which are qualified by “materiality” or “Material Adverse Effect” or words of similar effect shall have been true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such date), and the representations and warranties of the Sellers set forth in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall have been true and correct in all material respects as of such date). The Sellers shall have delivered to Buyer a certificate dated as of the Closing Date and signed by an officer of Parent confirming the foregoing.

Section 8.3.    Governmental Consents and Approvals.

All notices, communications and filings required to be made prior to the Closing Date with, and all consents and approvals required to be obtained prior to the Closing Date from, Governmental Authorities, in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions contemplated hereby and thereby shall have been made or obtained, including (a) the approval by the Nebraska Department of Insurance of the Form A and any other filing required by the Nebraska Department of Insurance (subject to the terms and conditions set forth in this Agreement) and the Sky Harbour Distribution (to the extent required) and (b) all other Buyer Approvals and Seller Approvals, and, in each case, no such consent, resolution or approval shall be subject to any conditions applicable to the Company Parties or Buyer described in Section 6.7(c).

Section 8.4.    Seller Consents.

All Seller Consents from third parties shall have been obtained and such Seller Consents shall be in full force and effect.

Section 8.5.    Termination of Certain Agreements.

Prior to the Closing Date, the Sellers shall have taken the actions contemplated by Section 6.9 of this Agreement.

Section 8.6.    Resignations.

Each manager of the Company and BBIA along with each officer and director of the Company Parties shall have executed and delivered, in form and substance satisfactory to Buyer, an unconditional resignation from his or her position(s) as a manager, officer and/or director of the applicable Company Party, with such resignations to be effective as of the Closing Effective Time.

Section 8.7.    No Litigation.

No Action shall have been instituted by any Governmental Authority and remain pending or shall be threatened in writing to be instituted by any Governmental Authority, seeking to restrain, prohibit, enjoin or otherwise challenge the purchase and sale of the Company Equity or the execution and delivery of any of the Related Agreements.

Section 8.8.    Delivery of Books and Records.

The Sellers and the Company Parties, on or immediately prior to the Closing Date, shall have delivered to Buyer the originals or copies of all Books and Records not then in the possession of the Company Parties, provided that Parent shall be permitted to retain a complete copy of all Books and Records in paper, electronic or other form.

Section 8.9.    Resolutions of Parent.

The Sellers shall have delivered to Buyer resolutions of the board of director of Parent, certified by the Secretary of Parent, approving and authorizing the execution, delivery and performance of the Related Agreements, this Agreement and the consummation of the Transactions.

Section 8.10.    FIRPTA Certificate.

The Sellers shall have delivered to Buyer an executed IRS Form W-9 or, alternatively, a certification of non-foreign status for the Sellers dated as of the Closing Date and complying with the requirements of Treasury Regulations Section 1.1445-2(b)(2).

Section 8.11.    Good Standing.

The Sellers shall have provided to Buyer a certificate of compliance or good standing for the Company Parties from the Secretary of State of the state of such Company Party’s organization and the Nebraska Department of Insurance, as applicable, in each case, dated as of a date not more than fifteen (15) Business Days prior to the Closing Date, together with a copy, dated as of a date not more than fifteen (15) Business Days prior to the Closing Date, of the certificate of incorporation or similar organizational document of UCS certified by the Nebraska Department of Insurance.

Section 8.12.    Acceptable Financial Assets.

Buyer shall have received a certificate dated the Closing Date and signed on behalf of the Sellers by the Chief Financial Officer of Parent setting forth the Acceptable Financial Assets and the Market Value of such assets as of a date no more than five (5) Business Days prior to the Closing Date.

Section 8.13.    No Material Adverse Effect.

There shall not have occurred between the date hereof and the Closing Date any Material Adverse Effect on the Company Parties.

Section 8.14.    Reserves.

Buyer shall have completed an actuarial review of UCS’ reserves and such reserves shall have been determined to be adequate to the reasonable satisfaction of Buyer.

Section 8.15.    Rating and Listing.

A.M. Best shall have confirmed in writing or delivered evidence reasonably satisfactory to Buyer that, as of the date of such response, UCS maintains its financial strength ratings from A.M. Best of A- or higher without a negative modifier, and that Buyer maintains its financial strength ratings from A.M. Best of at least “A”. UCS shall be on the list of “certified companies” published by the U.S. Department of Treasury.

Section 8.16.    Execution of Related Agreements

Each of the Related Agreements shall have been duly executed and delivered by each of the parties to the Related Agreements.

Section 8.17.    Sky Harbour Distributions

Immediately prior to Closing, and subject to any required approvals from Insurance Regulatory Authorities, UCS shall have distributed all of the Equity Interests held by UCS in Sky Harbour Group Corporation to Parent (the “Sky Harbour Distribution”).

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of the Sellers to consummate the Transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, except as the Sellers may waive the same in writing; provided that the occurrence of the Closing shall be deemed to constitute a waiver of all such conditions to the extent they are not satisfied as of immediately prior to the Closing.

Section 9.1.    Performance.

Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date. Buyer shall have delivered to the Sellers a certificate dated as of the Closing Date and signed by an officer of Buyer confirming the foregoing.

Section 9.2.    Representations and Warranties.

The representations and warranties of Buyer set forth in this Agreement which are qualified by “materiality” or “Material Adverse Effect” or words of similar effect shall have been true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such date), and the representations and warranties of Buyer set forth in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall have been true and correct in all material respects as of such date). Buyer shall have delivered to the Sellers a certificate dated as of the Closing Date and signed by an officer of Buyer confirming the foregoing.

Section 9.3.    No Litigation.

No action or proceeding shall have been instituted by any Governmental Authority and remain pending, or shall be threatened in writing to be instituted by any Governmental Authority, seeking to restrain, prohibit, enjoin or otherwise challenge the purchase and sale of the Company Equity or the execution and delivery of any of the Related Agreements.

Section 9.4.    Governmental Consents and Approvals.

All filings required to be made prior to the Closing Date with, and all consents and approvals required to be obtained prior to the Closing Date from, Governmental Authorities, in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions contemplated hereby and thereby shall have been made or obtained, including (a) the approval by the Nebraska Department of Insurance of the Form A and any other filing required by the Nebraska Department of Insurance (subject to the terms and conditions set forth in this Agreement) and (b) all other Buyer Approvals and Seller Approvals, and no such consent or approval shall be subject to any conditions applicable to the Sellers described in Section 6.7(d). Buyer shall have delivered to the Sellers evidence reasonably satisfactory to the Sellers of the making of any required filings with any Insurance Regulatory Authority with respect to the Form A or any other such filing required by the Nebraska Department of Insurance, and the receipt of all Buyer Approvals.

Section 9.5.    Resolutions of Buyer.

Buyer shall have delivered to the Sellers resolutions of the board of directors of Buyer, certified by the Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions.

Section 9.6.    Execution of Related Agreements.

Each of the Related Agreements shall have been duly executed and delivered by each of the parties to the Related Agreements.

Section 9.7.    Sky Harbour Distribution

The Sky Harbour Distribution shall have been consummated.

ARTICLE X
TERMINATION AND SURVIVAL PERIODS

Section 10.1.    Termination.

This Agreement may be terminated prior to the Closing as follows:

(a)    At any time prior to the Closing Date, by mutual written consent of Seller and Buyer.

(b)    By Buyer, if the Sellers, prior to the Closing, shall have breached or failed in any material respect to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement pursuant to the terms set forth herein, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Article VIII (absent a waiver of Buyer), and (ii) shall be incapable of being cured or, if capable of being cured, has not been cured by the Sellers on or prior to the earlier of (A) the Outside Date and (B) within thirty (30) days following receipt of written notice of such breach delivered by Buyer to the Sellers; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Buyer if Buyer is then in breach of this Agreement, which breach would result in the failure to satisfy any condition set forth in Article IX hereof;

(c)    By the Sellers, if Buyer, prior to the Closing, shall have breached or failed in any material respect to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement pursuant to the terms set forth herein, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Article IX (absent a waiver of the Sellers), and (ii) shall be incapable of being cured or, if capable of being cured, has not been cured by Buyer on or prior to the earlier of (A) the Outside Date and (B) within thirty (30) days following receipt of written notice of such breach delivered by the Sellers to Buyer; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the Sellers if the Sellers are then in breach of this Agreement, which breach would result in the failure to satisfy any condition set forth in Article VIII hereof;

(d)    By either Buyer or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase and sale of the Company Equity or the execution and delivery of any of the Related Agreements and such order, decree, ruling or other action shall have become final and non-appealable; or

(e)    By the Sellers or Buyer, if without fault of the terminating Party, the Closing shall not have occurred on or before the earlier to occur of (i) six (6) months from the date that the Form A is submitted to the Nebraska Department of Insurance or (ii) December 31, 2026 (such earlier date, the “Outside Date”); provided, that the Outside Date shall automatically extend for an additional thirty (30) calendar days if the only unsatisfied condition to Closing is the approval of the Form A by the Nebraska Department of Insurance; provided, further, that in no case shall the right to terminate this Agreement under this Section 10.1(e) be available to the Sellers or Buyer, as applicable, if such Party’s failure to fulfill any of its obligations hereunder materially contributed to the Closing’s failure to occur on or before such day.

Section 10.2.    Effect of Termination.

In the event of termination of this Agreement as provided in Section 10.1, (i) this Agreement shall forthwith become void and there shall be no Liability on the part of either Party hereto (A) except as set forth in Section 6.6 (Public Announcements), Section 12.4 (d), (e) and (f) (Restrictive Covenants), Section 12.5 (Expenses) and Section 12.6 (Governing Law; Venue; Waiver of Jury Trial) and (B) except that nothing herein shall relieve either Party from Liability for (I) any breach of Article VI of this Agreement, (II) any willful misconduct or willful breach of this Agreement, (III) any intentional breach of this Agreement and (IV) any Seller Fraud or Buyer Fraud, in each case, which occurs upon or prior to the termination of this Agreement; and (ii) all filings, applications and other submissions made pursuant to the Transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made. For the avoidance of doubt, in the event of termination of this Agreement as provided in Section 10.1, the NDA shall remain in full force and effect in accordance with its terms.

Section 10.3.    Survival of Provisions; Remedies.

(a)    The representations and warranties respectively made by the Sellers and Buyer in this Agreement will survive the Closing of this Agreement for a period of twenty-four (24) months from the Closing Date, except that (i) the representations and warranties of the Sellers set forth in Sections 4.1(a), (b) and (c) (Organization), 4.2 (Authority), 4.3(a) and (b) (No Conflict), 4.6 (Capitalization), and 4.20 (Taxes), and the representations and warranties of Buyer contained in Sections 5.1 (Organization) and 5.2 (Authority) shall survive for five (5) years from the Closing Date, and (ii) the representations and warranties of the Sellers set forth in Sections 3.1 (Organization), 3.2 (Authority), 3.3(a) (No Conflict), and 3.4 (Capitalization) shall survive for thirty (30) months from the Closing Date. For purposes of this Agreement, the representations and warranties set forth in clauses (i) and (ii) hereof shall be referred to as the “Fundamental Representations” and the relevant survival periods set forth in this Section 10.3(a) shall be referred to collectively as the “Survival Period.”

(b)    All covenants and agreements made by the Parties in this Agreement which (i) contemplate performance after the Closing Date or (ii) were to be performed prior to the Closing Date but which were not so performed and were not expressly waived in writing, in each case, shall survive the Closing Date in accordance with their respective terms until the date on which such covenant is fully performed; provided, that, all claims for indemnification relating to clauses (i) through (iv) of the definition of Indemnified Taxes and the covenants set forth in Article VII shall survive until sixty (60) days after the expiration of the applicable statute of limitations period for any claims made in respect of the matters referred to therein, except that all claims for indemnification relating to clause (v) of the definition of Indemnified Taxes shall survive for a period of the later of ten (10) years from the Closing Date and sixty (60) days after the expiration of the applicable statute of limitations period for any claims made in respect of the matters referred to therein. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing; provided that, for the avoidance of doubt, nothing in this Section 10.3(b) shall limit Buyer and its Affiliates’ ability to seek indemnification under Sections 11.1(a)(i) or 11.1(b)(i) in connection with a breach of a representation made by a Seller in a certificate delivered pursuant to Section 8.1.

(c)    Notice with respect to any claim in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement shall be in writing, shall state specifically the particulars of any inaccuracy or breach, and shall be delivered to the Party against which such claim is asserted no later than the applicable Survival Period. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 10.3 to the extent that the Party claiming indemnification for such breach shall have delivered to the other Party written notice setting forth the basis of such claim prior to the applicable Survival Period; provided, that after the delivery of any such notice, the Party claiming indemnification shall pursue the resolution of such claim; provided, further, that, for the avoidance of doubt, such representation or warranty shall survive only with respect to claims submitted prior to the applicable Survival Period. Notice of any claim in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement delivered after the applicable Survival Period shall not be eligible for indemnification pursuant to Article XI.

ARTICLE XI
INDEMNIFICATION

Section 11.1.    Indemnifiable Claims.

(a)    Subject to the limitations on survivability set forth in Section 10.3 of this Agreement and to the limitations set forth in this Article XI, the Sellers, jointly and severally, will and hereby do indemnify and hold Buyer and any Affiliate of Buyer (which, after the Closing, shall include the Company Parties) and their respective Representatives, Affiliates, successors and assigns harmless from and against any and all Liability, cost or expense whatsoever (“Loss” and/or “Losses”) resulting from or arising out of (but without duplication of recovery):

(i)    any breach of any representation or warranty that is contained in Article IV, any joint and several representation or warranty made by all of the Sellers in any Related Agreement (which, for the avoidance of doubt, inherently excludes the Offer Letters), or any breach of any representation or warranty that is contained in any certificate delivered by all of the Sellers at the Closing pursuant to this Agreement and/or the Related Agreements;

(ii)    any breach by any Seller or any of their respective Affiliates (including, prior to the Closing, the Company Parties) of any covenant or obligation that is (A) set forth in Sections 2.1, 2.3, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.12, 6.13, 6.14(d) or 6.18 of this Agreement or (B) set forth in the Escrow Agreement and is applicable to all of the Sellers (the foregoing clauses (A) and (B), collectively, the “Joint Covenants”);

(iii)    any Seller Fraud with respect to any representation or warranty that is contained in Article IV, any joint and several representation or warranty made by all of the Sellers in any Related Agreement (which, for the avoidance of doubt, inherently excludes the Offer Letters), or any breach of any representation or warranty that is contained in any certificate delivered by all of the Sellers at the Closing pursuant to this Agreement and/or the Related Agreements; or

(iv)    any Indemnified Taxes.

(b)    Subject to the limitations on survivability set forth in Section 10.3 of this Agreement and to the limitations set forth in this Article XI, each Seller, severally and not jointly, will and hereby does indemnify and hold Buyer and any Affiliate of Buyer (which, after the Closing, shall include the Company Parties) and their respective Representatives, Affiliates, successors and assigns harmless from and against any and all Losses resulting from or arising out of (but without duplication of recovery):

(i)    any breach of any representation or warranty of such Seller contained in Article III, in any Related Agreement or in any certificate delivered by such Seller individually (and not jointly with or on behalf of all Sellers) at the Closing pursuant to this Agreement and/or the Related Agreements;

(ii)    any breach of any covenant or obligation of such Seller contained herein or in any Related Agreement that is not a Joint Covenant; or

(iii)    any Seller Fraud on the part of such Seller with respect to any representation or warranty of such Seller that is contained in Article III.

(c)    Subject to the limitations on survivability set forth in Section 10.3 and to the limitations set forth in this Article XI, Buyer will and hereby does indemnify and hold the Sellers and any Affiliate of the Sellers and their respective Representatives, Affiliates, successors and assigns harmless from and against any and all Losses resulting from or arising out of (but without duplication of recovery):

(i)    any breach of any representation or warranty of Buyer contained herein or in any Related Agreement;

(ii)    any breach of any covenant or obligation of Buyer contained herein or in any Related Agreement;

(iii)    any breach of any post-Closing covenant or obligation of the Company Parties contained herein or in any Related Agreement; or

(iv)    any Buyer Fraud.

(d)    Except as provided in Section 10.3(c), no Party shall be required to indemnify any Person pursuant to this Article XI if the claim for indemnification is delivered after the applicable survival period set forth below:

(i)    With respect to indemnification in respect of Sections 11.1(a)(i), 11.1(b)(i), and 11.1(c)(i), the applicable Survival Period set forth in Section 10.3(a);

(ii)    With respect to indemnification in respect of Sections 11.1(a)(ii), 11.1(b)(ii) and 11.1(c)(ii)-(iii), the applicable survival period set forth in Section 10.3(b); provided, that, for the avoidance of doubt, the foregoing shall not be read to apply to indemnification matters in respect of Article VII (which are subject to the survival period set forth in clause (iv) below);

(iii)    With respect to indemnification in respect of Sections 11.1(a)(iii), 11.1(b)(iii) and 11.1(c)(iv), the applicable survival period shall be seven (7) years; and

(iv)    With respect to indemnification matters arising out of, relating to or in respect of Article VII or Section 11.1(a)(iv), the survival period shall be the applicable survival period set forth in Section 10.3(b).

Section 11.2.    Notice of Claim.

If either Party believes it has incurred or may incur Losses for which a claim for indemnification may be asserted against the other Party under this Article XI, or if any Action is brought against any Party entitled to indemnification from the other Party pursuant to this Article XI (in either case, an “Indemnifiable Claim”), then the Party seeking indemnification (the “Claimant”) shall notify promptly, if the Claimant is making a claim pursuant to Section 11.1(a), the Sellers, or if the Claimant is making a claim pursuant to Section 11.1(c), Buyer (such notified Party, the “Indemnifying Party”) in writing of such Losses the Claimant believes it has incurred or may incur, or of the commencement of such Action against it, as applicable (but the failure so to notify shall not relieve the Indemnifying Party from any Liability the Indemnifying Party may have except to the extent such failure actually prejudices the Indemnifying Party). Such notice shall specify the circumstances of such asserted Indemnifiable Claim in reasonable detail, including, to the extent practicable or known, the specific dollar amount of Losses sought in respect of such Indemnifiable Claim. The obligations and Liabilities of the Parties under this Article XI with respect to Losses arising from any third-party claims shall be governed by and contingent upon the following additional terms and conditions. Unless otherwise agreed to by the Claimant, the Indemnifying Party shall assume and direct the defense of such action or proceeding, including the employment of counsel, and all fees, costs and expenses reasonably incurred in connection with defending or settling the Indemnifiable Claim shall be borne solely by the Indemnifying Party; provided, that such counsel shall be satisfactory to the Claimant in the exercise of its reasonable judgment and that the Indemnifying Party shall not compromise or settle any claim without the prior written consent of the Claimant, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party’s assumption of the defense of such action or proceeding shall conclusively establish Claimant’s right to indemnification hereunder in respect of the claim. If the Indemnifying Party shall undertake to compromise or defend any such asserted Liability, they shall promptly notify the Claimant of their intention to do so, and the Claimant agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted Liability. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable and documented fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if: (a) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such Action include both a Claimant and an Indemnifying Party, and the Claimant shall have reasonably concluded that there may be legal defenses available to it or to other Claimants which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Claimant); (c) the Indemnifying Party shall authorize the Claimant to employ separate counsel at the expense of the Indemnifying Party; or (d) such Action seeks an injunction of other equitable relief against the Claimant. All costs and expenses reasonably incurred in connection with a Claimant’s cooperation shall be borne by the Indemnifying Party. In any event, the Claimant shall have the right at its own expense to participate in the defense of such asserted Liability.

Section 11.3.    Limits on Indemnification.

(a)    The Indemnity Escrow Fund shall be Buyer’s sole and exclusive remedy for breaches of the Sellers’ representations and warranties that are not Fundamental Representations and not representations and warranties with respect to the Employee Sellers.

(b)    In the event of a breach by an Employee Seller pursuant to Section 11.1(b), Buyer shall have no recourse to the Indemnity Escrow Amount or against the other Employee Seller or Parent, and shall only be permitted to seek recourse directly the breaching Employee Seller.

(c)    Except in the case of Seller Fraud, in no event shall a Seller be responsible for indemnifying Buyer for Losses resulting from or arising out of a breach of such Seller’s Fundamental Representations once the amount of such Losses exceeds thirty-five percent (35%) of the proceeds received by such Seller in connection with this Agreement and the Transaction. For the avoidance of doubt, such limitation is solely with respect to breaches of a Seller’s Fundamental Representations and shall not apply to any other indemnifiable Losses set forth in Section 11.1(a) or (b).

(d)    The aggregate maximum liability of the Sellers for claims under this Article XI shall in no event exceed the Purchase Price.

(e)    The Sellers shall not be required to indemnify any Person pursuant to Section 11.1(a)(i) unless and until the aggregate amount of the indemnification obligations under Section 11.1(a)(i) exceeds $500,000 (the “Basket”); provided, that the foregoing shall not apply to any indemnification claim by Buyer for Losses resulting from or arising out of a breach of the representations and warranties contained in Section 4.20. Once the aggregate amount of the indemnification obligations under Section 11.1(a)(i) exceeds the Basket, then the applicable Claimants may make a claim under Section 11.1(a)(i) for all Losses in excess of $250,000 (the “Deductible”), subject to the other limitations in this Article XI.

(f)    In no event shall any Party be liable for any special, incidental, speculative, indirect, consequential, exemplary, punitive, diminution of value or similar damages, or any damages based on any type of multiple, in each case, whether arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the Parties regardless of whether or not any Party to this Agreement has been advised of the possibility of such damages, unless such special, incidental, speculative, indirect, consequential, exemplary, punitive, diminution of value or similar damages, or any damages based on any type of multiple, are awarded to a third party.

(g)    Notwithstanding anything to the contrary in this Article XI or otherwise in this Agreement, a Seller shall not be required to provide indemnification under this Agreement for Taxes (or Losses related thereto) to the extent: (i) such Taxes result from an action not in the ordinary course of business and not contemplated by this Agreement taken by Buyer or its Affiliates (including, after the Closing, the Company Parties) on the Closing Date or after the Closing which directly or indirectly creates an adverse Tax consequence in or with respect to any Pre-Closing Period (and, as contemplated by Section 7.6, Parent may be entitled to indemnification in case of such action); (ii) such Taxes are attributable solely to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Buyer or its Affiliates (including, after the Closing, the Company Parties) in this Agreement; (iii) such Taxes relate to any Post-Closing Period (except for Taxes arising from a breach of the representations and warranties set forth in Sections 4.20(e), (g), (h), (j), (l), (m), (q), (r), (s), (t), (u), (v), (w) or (x)); or (iv) such Taxes have been previously paid or economically borne pursuant to this Agreement by Sellers or the Seller Group.

Section 11.4.    Cooperation.

The Parties shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify the other Party hereunder.

Section 11.5.    Indemnification Payments.

(a)    Any payment required to be made under this Article XI shall be made by wire transfer of immediately available funds to such account or accounts as the Claimant shall designate to the Indemnifying Party in writing; provided, that such payments shall be made, without duplication or double-counting, only to Buyer or the Sellers, respectively.

(b)    Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claimant against any third party in respect of the Loss to which the payment relates; provided, that until the Claimant recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Claimant’s rights against such third party. Without limiting the generality of any other provision hereof, each such Claimant and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

(c)    The amount of any Losses sustained by the Claimant and owed by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party or any of its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor. The Claimant shall use commercially reasonable efforts to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility. If the Claimant receives an amount under insurance or reinsurance coverage or from such other party with respect to Losses for which the Indemnifying Party has previously paid the Claimant pursuant to this Article XI, then such Claimant shall promptly reimburse the Indemnifying Party for such indemnification payment previously paid by the Indemnifying Party up to the actual amount of insurance or reinsurance proceeds so received by the Claimant, net of any expenses reasonably incurred by the Indemnified Party in collection of such amount. All indemnification payments under this Article XI shall be deemed adjustments to the Purchase Price for applicable Tax purposes, unless otherwise required by Applicable Tax Law.

(d)    No Party shall make any indemnification payment under this Article XI with respect to any Losses or Liabilities hereunder to the extent that such indemnification payment would result in the duplication or double-counting of any indemnification or reinsurance payment made or payable with respect to such Losses or Liabilities under any of the Related Agreements.

Section 11.6.    Exclusive Remedy.

From and after the Closing, the rights set forth under this Article XI shall be the sole and exclusive remedy of Buyer and the Sellers (and their respective Representatives, Affiliates, successors and assigns) based on, attributable to or resulting from (a) any misrepresentation or the breach or inaccuracy of any representation or warranty contained in this Agreement or (b) any other act, omission or course of dealing by either Buyer or the Sellers in connection with the Transactions contemplated hereby, in any such case, arising solely under this Agreement, Applicable Law or otherwise. Nothing set forth in this Article XI shall be deemed to prohibit or limit any Party’s right at any time on or after the Closing Date to seek legal, injunctive or equitable relief for the failure of any other Party to perform any covenant or agreement contained herein or to seek any other relief based on Seller Fraud or Buyer Fraud, in which case the defrauded Party shall have all rights and remedies available under this Agreement and available under Applicable Law.

Section 11.7.    Losses.

Notwithstanding anything to the contrary contained herein, for purposes of determining the amount (but not the existence) of any indemnification obligations under Section 11.1(a)(i) and under Section 11.1(c)(i), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. The rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer acquired or could have acquired, whether before or after the Closing or on the Closing Date, nor by any investigation or due diligence inquiry conducted or which could have been conducted by Buyer.

ARTICLE XII
MISCELLANEOUS

Section 12.1.    Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given to a Party upon receipt by such Party at the following addresses (or at such other address for a Party as shall be specified by like notice) delivered personally, sent by electronic mail (with electronic mail or sent confirmation received followed by hard copy sent by mail (postage prepaid) or by overnight courier (charges prepaid)), sent by certified, registered or express mail (postage prepaid) or sent overnight by reputable express courier (charges prepaid):

if to the Sellers:

c/o Boston Omaha Corporation

1601 Dodge Street, Suite 3300

Omaha, NE 68102

Attention: Adam Peterson, CEO

with a copy (which shall not constitute notice) to:

Gennari Aronson, LLP

250 1st Ave., Suite 200

Needham, MA 02494

Attention: Neil H. Aronson, Esq.

Email: naronson@galawpartners.com

if to Buyer:

Copperpoint Insurance Company

3030 N. 3rd Street

Phoenix, AZ 85012

Attention: Kevin Kinross

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP

111 S Wacker Drive, Suite 4100

Chicago, IL 60606

Attention: Michael Renetzky; Benjamin Sykes

Email: michael.renetzky@troutman.com; ben.sykes@troutman.com

Section 12.2.    Entire Agreement.

This Agreement and the Related Agreements (including the Schedules and Exhibits hereto and thereto), together with the NDA, contain the entire agreement among the Parties with respect to the Transactions contemplated hereby and thereby and supersede all prior agreements, written or oral, with respect thereto. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein.

Section 12.3.    Waivers and Amendments.

Except as expressly set forth herein, no term or condition of this Agreement may be waived except by a written waiver signed by the Party waiving compliance. This Agreement may be amended or modified only by a written instrument signed by each of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 12.4.    Restrictive Covenants; Confidentiality.

As a direct owner or indirect owner of the Company Parties prior to the date hereof, the Sellers have had access to trade secrets, business plans and other Confidential Information relating to the operations and practices of the Company Parties and to Buyer. The Parties agree that Buyer is relying on the covenants and agreements set forth in this Section 12.4, that without such covenants Buyer would not enter into this Agreement, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a)    Non-Competition. In furtherance of the purchase and sale of the Company Equity, to protect against the improper use and disclosure of such trade secrets, business plans and other Confidential Information, to protect the value of the Business and Buyer’s investment pursuant to this Agreement, and to induce Buyer to consummate the Transactions, for a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each Seller hereby covenants and agrees that, during the Restricted Period, such Seller will not and shall cause its Affiliates not to (except on behalf of Buyer and its subsidiaries and the Company Parties following the Closing), directly or indirectly, in any manner (whether on such Seller’s own account, or as an owner, operator, manager, consultant, contractor, officer, director, employee, investor, agent or otherwise of any other Person, or in any other capacity), anywhere in the United States and its territories (the “Restricted Territory”), engage in the Business or any business venture or activity that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, contractor, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for, supervise, manage or oversee any Person that is engaged in the Business. For purposes of the foregoing, the Business shall mean the Business as it is conducted by the Company Parties as of the Closing (which shall include any business(es) planned to be conducted or in the process of being developed by the Company Parties (as evidenced by internal documentation or records or the Company Parties) so long as the Company Parties are taking or have taken concrete steps with respect to such plans). Notwithstanding the foregoing, nothing contained in this Section 12.4(a) shall prohibit Parent’s directors and officers nor an Affiliate of Parent from owning a passive interest of, in the aggregate, less than ten percent (10%) of the outstanding stock of a publicly traded corporation, so long as such director, officer or Affiliate of Parent has no active participation in the business of such corporation.

(b)    Confidentiality. The Sellers recognize and acknowledge that he, she or it have knowledge of confidential and proprietary information concerning Buyer, its Affiliates (including, from and following the Closing, the Company Parties and the Business), including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, programs, strategies, analyses, profit margins, sales, methods of operation, business plans, products, technologies, trade secrets, prospects or other proprietary information (“Confidential Information”). In light of the foregoing, without limiting the generality of the provisions of Section 12.4(a), each Seller (except in connection with the good faith performance of his or her duties as an employee or independent contractor of a Company Party after Closing, as applicable) shall maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information is required by Applicable Law or is in the public domain through no wrongful act on the part of any Sellers or any of their Affiliates or Representatives. In the event that a Seller reasonably believes after consultation with counsel that he, she or it is required by Applicable Law to disclose any Confidential Information, such Seller will (i) provide Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be afforded to such Confidential Information and (ii) cooperate with Buyer in attempting to obtain such order or assurance. In the event that such Seller is required to disclose Confidential Information, such Seller shall disclose only the information required and shall keep all other Confidential Information in confidence pursuant to this Agreement.

(c)    Interference with Relationships. Each Seller hereby covenants and agrees that during the Restricted Period, such Seller will not and shall cause its Affiliates not to (except on behalf of Buyer and its subsidiaries and the Company Parties following the Closing), directly or indirectly, in any manner (whether on such Seller’s own account, or as an owner, operator, manager, consultant, contractor, officer, director, employee, investor, agent or otherwise of any other Person or it any other capacity) hire or engage, or recruit, solicit or otherwise attempt to employ or engage any Person that is or was employed by, or that provided consulting services to, any Company Party during the twelve (12) month immediately preceding the date of such hire, engagement, recruitment, solicitation, or attempted employment or engagement, or induce or attempt to induce any Person to leave such employment or consulting arrangement, or otherwise seek or attempt to influence or materially and adversely alter or interfere with any such Person’s relationship with the Company Parties or the Business. Notwithstanding the foregoing, the restrictions in this Section 12.4(c) shall not restrict the right of a Seller or its Affiliates to solicit generally in public advertisements and general electronic communications not specifically directed to employees, consultants, clients, customers, contractors or other business relations of the Company Parties and Buyer or their respective Affiliates.

(d)    Non-Disparagement.

(i)    Each of the Employee Sellers shall, and Parent shall instruct its senior management, directors and officers to, refrain from publishing or making any oral or written statements about Buyer or any of its Affiliates or Representatives (including, from and following the Closing, the Company Parties) that (A) are slanderous, libelous, defamatory, or damaging to the reputation of Buyer or its Affiliates or Representatives (including, from and following the Closing, the Company Parties), or (B) place Buyer or any of its Affiliates (including, from and following the Closing, the Company Parties), directors, officers, managers, members, employees, consultants, agents, or Representatives in a damaging, disparaging or false light before the public.

(ii)    Buyer shall instruct its senior management, directors and officers to refrain from publishing or making any oral or written statements about any of the Sellers or any of their respective Affiliates or Representatives (including, prior to the Closing, the Company Parties) that (A) are slanderous, libelous, defamatory, or damaging to the reputation of any of the Sellers or their respective Affiliates or Representatives (including, prior to the Closing, the Company Parties), or (B) place any of the Sellers or any of their respective Affiliates (including, prior to the Closing, the Company Parties), directors, officers, managers, members, employees, consultants, agents, or Representatives in a damaging, disparaging or false light before the public.

(iii)    Notwithstanding the foregoing, this subsection (d) shall not be construed as limiting any Person from cooperating with Governmental Authorities to the extent required by Applicable Law, from making lawful and truthful disclosures required by Applicable Law, or from testifying truthfully under oath.

(e)    Remedies. Each Seller represents that it is familiar with the covenants contained herein and is fully aware of its obligations hereunder. Each Seller further acknowledges and agrees that the length of time, scope and geographic coverage is reasonable given the benefits he, she or it has received and will receive in connection with the Transactions. Each Seller further agrees that he, she or it will not challenge the reasonableness of the time, scope and geographic coverage in any cause of action relating to this Section 12.4, regardless of who initiates any such cause of action. Each Seller acknowledges and agrees that the covenants set forth in this Section 12.4 are reasonable and necessary for the protection of Buyer’s business interests and that in the event of an actual or threatened breach by a Seller of any of the provisions contained in this Section 12.4, Buyer will have no adequate remedy at law. Each Seller accordingly agrees that in the event of any actual or threatened breach by him, her or it of any of the provisions contained in this Section 12.4, Buyer shall be entitled to injunctive and other equitable relief; provided, that nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. It is specifically agreed that the periods set forth in this Section 12.4 during which the agreements and covenants are effective shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 12.4. The covenants contained in this Section 12.4 shall not be affected by any breach of any other provision hereof by any Party hereto. The Parties hereby agree that the amount of the Purchase Price allocated to the covenants in this Section 12.4 for Tax purposes shall not operate as a measure of, or limitation on, damages that may be sustained by Buyer or any Company Party as a result of a breach thereof by a Seller.

(f)    Severability. The covenants in this Section 12.4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

Section 12.5.    Expenses.

Except as otherwise expressly provided herein, each Party shall bear all of the legal, accounting and other costs and expenses of any nature incurred by it in connection with this Agreement, the Related Agreements and the consummation of the Transactions contemplated hereby, whether or not this Agreement is consummated or terminated. For the avoidance of doubt, the Sellers agree that any and all Transaction Expenses incurred in connection with the Transactions contemplated hereby shall be borne by the Sellers and not by any of the Company Parties.

Section 12.6.    Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any choice of law doctrine. Each Party irrevocably consents to service of process in the manner provided for notices in Section 12.1 hereof and agrees that nothing herein shall affect the right of any Party hereto to serve process in any manner permitted by Applicable Law.

(b)    Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the State of Delaware for purposes of enforcing this Agreement. In any such Action, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the Parties hereto also agrees that any unappealable judgment against a Party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.7.    Assignment.

None of the Sellers nor Buyer may assign its rights and obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer shall be permitted to assign its rights and obligations hereunder to an Affiliate without the prior written consent of the Sellers.

Section 12.8.    Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one counterpart has been signed by each Party and delivered to the other Party. Each counterpart may be delivered by e-mail (as a .pdf), which transmission shall be deemed delivery of an originally executed counterpart hereof.

Section 12.9.    Schedules and Exhibits.

The Parties acknowledge and agree that any information set forth in any Schedule of the Buyer Disclosure Schedules or the Seller Disclosure Schedules, as applicable, will be deemed to apply to and qualify each Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent that it is reasonably apparent from a plain reading of such information that it is relevant to such other Section or subsection of this Agreement. Additionally, the Sellers acknowledge and agree that with respect to any disclosures set forth therein that are explicitly identified as “for informational purposes only,” such disclosures (i) are made for informational purposes only, (ii) shall not be construed as modifying the representations and warranties made in Article IV of the Agreement and (iii) shall not curtail, modify or prohibit the rights and remedies of the Buyer, its Affiliates, and their respective Representatives to seek indemnification under the provisions set forth in Article XI of this Agreement.

Section 12.10.    Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.11.    No Third-Party Beneficiaries.

Except as specified in Article XI, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.12.    Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to refer to all rules and regulation promulgated thereunder, unless the context requires otherwise. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (a) words using the singular or plural number will also include the plural or singular number, respectively; (b) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement; and (c) the terms include, includes and including shall be deemed to be followed by the words without limitation.

Section 12.13.    Privilege and Related Matters.

Any privilege attaching as a result of the Firms representing the Company Parties and/or Parent in connection with the Transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Parent. In furtherance of the foregoing, each of the Parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of the Firms’ representing the Company Parties and/or Parent in connection with the Transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Parent. As to any privileged attorney-client communications between any of the Firms and the Company or any of the Sellers prior to the Closing (collectively, the “Privileged Communications”), Buyer and the Company, together with any of their respective Affiliates, successors or assigns, agree that no Party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties hereto after the Closing. As used herein, “Firms” shall mean each of Gennari Aronson, LLP, Blais Halpert Tax Partners LLP, Cohen & Buckmann P.C., Hirsch Roberts Weinstein LLP, Sphaerist Advisory Corporation, Funk & Bolton, P.A., and Frohman Law Office LLC.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Securities Purchase Agreement to be executed on its behalf by its duly authorized officer, all as of the date first above written.

BUYER:

COPPERPOINT INSURANCE COMPANY

By:	/s/ Kellen Booher
Name:	Kellen Booher
Title:	President and Chief Executive Officer

Stock Purchase Agreement

Signature page

SELLERS:

BOSTON OMAHA CORPORATION

By:	/s/ Adam K. Peterson
Name:	Adam K. Peterson
Title:	President and Chief Executive Officer

DAVID HERMAN

/s/ David Herman

ROBERT THOMAS

/s/ Robert Thomas

Stock Purchase Agreement

Signature page